Exhibit 4.7

AMENDMENT AND RESTATEMENT

OF THE

SPAR GROUP, INC. 401(k) PROFIT SHARING PLAN

Effective January 1, 2012

AMENDMENT AND RESTATEMENT

OF THE

SPAR GROUP, INC. 401(k) PROFIT SHARING PLAN

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II PARTICIPATION		8

2.01	Eligibility Requirements	8

2.02	Participation upon Reemployment	8

2.03	Rights of Participants	8

ARTICLE III PARTICIPANT DEFERRAL CONTRIBUTIONS		8

3.01	Special Definitions	8

3.02	Deferral Contributions	9

3.03	Participant Deferrals - Limitations and Rules.	11

3.04	Section 401(k) Nondiscrimination Test.	12

3.05	Catch-up Contributions.	15

3.06	Rollover Contributions and Direct Rollovers from Other Plans.	15

3.07	Roth Contributions.	16

3.08	Roth In-Plan Rollovers	16

ARTICLE IV EMPLOYER MATCHING AND VOLUNTARY AFTER-TAX CONTRIBUTIONS		16

4.01	Matching Employer Contributions.	16

4.02	Special Definitions	17

4.03	Limitations on Matching Employer Contributions and Voluntary After-Tax Contributions.	17

4.04	Special Rules.	18

4.05	Distribution of Excess Aggregate Contributions.	18

4.06	Voluntary After-Tax Contributions.	19

ARTICLE V DISCRETIONARY EMPLOYER CONTRIBUTIONS		20

5.01	Discretionary Employer Contributions.	20

5.02	Allocation of Discretionary Contributions.	20

5.03	Correction of Prior Incorrect Allocations.	21

SPAR Amended Composite 401(k) Plan

ARTICLE VI OVERALL LIMITATIONS ON CONTRIBUTIONS		21

6.01	Section 415 Limitations.	21

6.02	Correction of Contributions in Excess of Section 415 Limits	23

6.03	Combination of Plans	24

6.04	Reversion of Employer Contributions	24

ARTICLE VII ALLOCATIONS AND ACCOUNTS OF PARTICIPANTS		25

7.01	Valuations	25

7.02	Allocations.	25

7.03	Determinations of Value	25

ARTICLE VIII PAYMENT OF BENEFITS TO PARTICIPANTS		26

8.01	Vesting General.	26

8.02	Normal Retirement.	26

8.03	Late Retirement.	26

8.04	Death Benefit.	26

8.05	Disability.	27

8.06	Termination of Employment	27

8.07	Method of Payment.	27

8.08	Commencement of Benefits.	28

8.09	Death Distributions.	29

8.10	Earnings for Deferred Accounts or Installment Payments.	29

8.11	Beneficiaries.	29

8.12	Account Adjustments.	29

8.13	Cash-Out Procedure	30

8.14	Buy-Back Procedure.	30

8.15	Reemployment after Break in Service.	30

8.16	TEFRA 242(b)(2) Transitional Rules.	31

8.17	Limitations on Certain Distributions	31

8.18	Requirement for Direct Rollovers.	31

8.19	Automatic Rollover Procedures.	32

8.20	Required Minimum Distributions.	33

SPAR Amended Composite 401(k) Plan

ARTICLE IX LOANS AND WITHDRAWALS		37

9.01	Loans to Participants.	37

9.02	Hardship Withdrawals.	38

9.03	In-Service Withdrawals	39

ARTICLE X CLAIMS PROCEDURE		39

10.01	Filing of Claim.	39

10.02	Denial of Claim	39

10.03	Review of Denial	39

10.04	Decision upon Review.	40

10.05	Extension of Claim Procedure Time Periods	40

10.06	Statute of Limitations.	40

ARTICLE XI THE PLAN ADMINISTRATOR		40

11.01	Designation.	40

11.02	Responsibilities in General.	40

11.03	Payment Orders	40

11.04	No Discrimination.	40

11.05	Requests by Trustee for Instructions.	40

11.06	Allocations.	40

ARTICLE XII THE TRUST FUND AND TRUSTEE		41

12.01	Existence of Trust.	41

12.02	Exclusive Benefit Rule	41

12.03	Removal of Trustee.	41

12.04	Powers of Trustee.	41

12.05	Integration of Trust	41

12.06	Investment Funds	41

12.07	Investment of Contributions	41

12.08	Investment of Earnings.	41

12.09	Transfer of Assets between Funds	41

12.10	Change in Investment Direction.	41

ARTICLE XIII AMENDMENT AND TERMINATION		42

13.01	Right to Amend.	42

SPAR Amended Composite 401(k) Plan

13.02	Right to Terminate	42

13.03	Vesting upon Termination or Partial Termination.	42

13.04	Distributions upon Termination	42

ARTICLE XIV TOP HEAVY PROVISIONS		43

14.01	Top Heavy Provisions and Definitions	43

14.02	Definitions.	43

14.03	Determination of Top Heavy Status.	45

14.04	Special Provisions Required by Top Heavy Plan Status	45

ARTICLE XV PROVISIONS RELATING TO LEASED EMPLOYEES		46

15.01	Safe-Harbor.	46

15.02	Participation and Accrual.	46

ARTICLE XVI MISCELLANEOUS PROVISIONS		46

16.01	Prohibition Against Diversion.	46

16.02	Prudent Man Rule.	46

16.03	Responsibilities of Parties	47

16.04	Reports Furnished Participants	47

16.05	Reports Available to Participants	47

16.06	Reports upon Request	47

16.07	Merger or Consolidation of Employer.	47

16.08	Non-Alienation or Assignment.	47

16.09	Plan Continuance Voluntary.	48

16.10	Suspension of Contributions	48

16.11	Payments to Minors and Others.	48

16.12	Unclaimed Benefits.	48

16.13	Merger or Consolidation of Plan.	48

16.14	Amendment of Vesting Schedule.	48

16.15	Indemnification	49

16.16	Agreement Not an Employment Contract.	49

16.17	Governing Law.	49

16.18	Headings Not Part of Agreement.	49

SPAR Amended Composite 401(k) Plan

AMENDMENT AND RESTATEMENT

OF THE

SPAR GROUP, INC. 401(k) PROFIT SHARING PLAN

WHEREAS, effective April 1 1983, SPAR Group, Inc. (“Plan Sponsor” or “Employer”) established a profit sharing plan to assist employees in planning for their retirement; and

WHEREAS, the Plan was most recently amended and restated effective January 1, 2010; and

WHEREAS the Plan Sponsor desires to amend and restate the Plan effective January 1, 2012 to incorporate a technical amendment required by the Internal Revenue Service during its review of the Plan’s determination letter application, and to clarify the definition of “Employer” in Section 1.16 of the Plan.

NOW, THEREFORE, the Board of Directors of the Plan Sponsor does by appropriate resolution adopt the Amendment and Restatement of the SPAR Group, Inc. 401(k) Profit Sharing Plan (the “Plan”), as hereinafter stated, to be effective as of January 1, 2012, except as otherwise specifically provided herein.

ARTICLE I

DEFINITIONS

As used in this Plan and the accompanying Trust Agreement the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

1.01      The term “Accounts” shall mean, collectively, the accounts established and maintained under the Plan for a Participant. In addition to such other Accounts as the Plan Administrator may deem necessary, the Plan Administrator shall establish and maintain separate Accounts for each Participant to be designated as follows:

(a)     “Deferral Contribution Account” which shall reflect a Participant’s interest in the Plan resulting from his election to enter into a deferral agreement with the Employer pursuant to Section 3.02 hereof, as adjusted to reflect income, gains, losses and other credits or charges attributable thereto. A Participant’s Deferral Contribution Account shall also reflect the Participant’s interest in the Plan resulting from any Employer contributions deemed “Qualified Nonelective Deferral Contributions” under Section 401(k) of the Code made pursuant to Section 3.01(e) hereof. A Participant’s Deferred Contribution Account shall also reflect the Participant’s interest in the Plan resulting from any Catch-up Contributions made pursuant to Section 3.05 hereof, as adjusted to reflect income, gains, losses and other credits or charges attributable thereto.

(b)     “Discretionary Contribution Account” which shall reflect a Participant’s interest in the Plan resulting from any Discretionary Employer Contributions made pursuant to Section 5.01 hereof, as adjusted to reflect income, gains, losses and other credits or charges attributable thereto.

(c)     “Matching Contribution Account” which shall reflect a Participant’s interest in the Plan resulting from any Matching Employer Contributions made pursuant to Section 4.01 hereof, and allocated to a Participant’s Account by reason of the Participant electing to make Deferral Contributions, as adjusted to reflect income, gains, losses and other credits or charges attributable thereto. There may also be established under a Participant’s Matching Contribution Account, a subaccount to separately reflect a Participant’s interest in the Plan resulting from any Employer Contributions deemed “Qualified Nonelective Matching Contributions” under Section 401(m) of the Code made pursuant to Section 4.02(d) hereof.

(d)     “Rollover Account” which shall reflect a Participant’s interest in the Plan resulting from any direct transfers made on his behalf or any “rollover contributions” the Participant may make pursuant to Section 3.06 hereof, as adjusted pursuant to the Plan to reflect income, gains, losses and other credits or charges attributable thereto.

(e)     “Roth Contribution Account” which shall reflect a Participant’s interest in the Plan resulting from any direct transfers made on his behalf or any Roth Contributions made pursuant to Section 3.07 hereof, adjusted pursuant to the Plan to reflect income, gains, losses, and other credits or charges attributable thereof.

(f)     “Voluntary After-Tax Contributions Account” which shall reflect a Participant’s interest in the Plan resulting from any Voluntary After Tax Contributions made pursuant to Section 4.06 hereof, as adjusted pursuant to the Plan to reflect income, gains, losses and other credits or charges attributable thereto.

(g)     “Roth In-Plan Rollover Account” which shall reflect a Participant’s interest in the Plan resulting from a Roth in-Plan rollover pursuant to Plan Section 3.08 hereof, as adjusted pursuant to the Plan to reflect income, gains, losses, and other credits or charges attributable thereto.

1.02      The term “Basic Compensation” shall mean compensation required to be reported under Sections 6041, 6051, and 6052 of the Code (wages, tips and other compensation as reported on Form W-2). Basic Compensation is defined as wages within the meaning of Section 3401(a) of the Code and all other payments of compensation to an Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3), and 6052 of the Code. Basic Compensation shall be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). Basic Compensation shall also include any amounts deferred by Participants as Deferral Contributions under this Plan and amounts which are not includable in the gross income of the Participant under Code Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 403(b) or 457, and Employee contributions described in Code Section 414(h)(2) that are treated as Employer contributions, but shall exclude any other Employer contributions to this Plan or to any other retirement or welfare plan established by an Employer.

The Basic Compensation of each Employee taken into account under the Plan shall not exceed $200,000, as adjusted pursuant to Section 401(a)(17)(B) of the Code. If a determination period consists of fewer than 12 months, the applicable compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

For purposes of applying the nondiscrimination tests of Sections 401(k)(3) and 401(m) of the Code for each Separate Employer, the period used to determine an Employee’s Basic Compensation for a Plan Year must be either the Plan Year or the calendar year ending within the Plan Year, as selected by each such Employer. Whichever period is selected shall be applied uniformly to determine the Basic Compensation of every eligible Employee of that Employer under the Plan for that Plan Year for purposes of such nondiscrimination testing. The Employer may, however, limit the period taken into account under either method to that portion of the Plan Year or calendar year in which the Employee was eligible to participate in the Plan, provided, however, that such limited period shall be applied uniformly to all eligible Employees of that Employer under the Plan for the Plan Year.

1.03      The term “Beneficiary” shall mean the spouse of the Participant living at the Participant’s death, unless such spouse has previously consented to the designation of another person, estate, trust or organization as Beneficiary in the manner required under Section 8.04(b) hereof. The Beneficiary of an unmarried Participant, and of a married Participant with a consenting spouse, shall be the person, trust, estate or organization designated by the Participant to receive his benefit under the Plan upon his death. See Section 8.11 if neither the Beneficiary nor Contingent Beneficiary survives the Participant or if no Beneficiary or Contingent Beneficiary has been effectively named.

1.04      The term “Board of Directors” shall mean the Board of Directors of the Plan Sponsor.

1.05      The term “Break in Service” shall mean a 12 consecutive month period during which the Participant has not completed more than 500 Hours of Service.

A Break in Service shall not be deemed to have occurred in the case of any Employee who is absent from work for any period by reason of (a) pregnancy of the Employee; (b) the birth of a child of the Employee; (c) placement of a child with the Employee in connection with the adoption of a child by the Employee; or (d) caring for such child for a period beginning immediately following such birth or adoption. The Plan shall count as Hours of Service, solely for purposes of determining whether a Break in Service has occurred, up to 501 Hours of Service which otherwise would have been credited to the Employee but for the absence. If it is impossible to determine the number of Hours of Service which otherwise would have been credited to the Employee but for the absence, the Plan may credit eight Hours of Service per day of such absence.

No credit will be given pursuant to the aforesaid maternity/paternity provision unless the Employee furnishes the Plan Administrator such timely information as may be required to establish that the absence from work is for the reasons described in the above paragraph and the number of days for which there was such an absence.

1.06      The term “Catch-up Contributions” shall mean the contributions made by an Employer during the Plan Year at the election of the Participant in lieu of cash compensation pursuant to a salary reduction agreement in accordance with Section 3.05 hereof.

1.07      The term “Common Stock” shall mean the common stock of SPAR Group, Inc.

1.08      The term “Contingent Beneficiary” shall mean the person or persons (or a trust) duly designated by the Participant to receive any death benefit from the Plan in the event the designated Beneficiary does not survive the participant.

1.09      The term “Deferral Contributions” shall mean the contributions made by an Employer during the Plan Year at the election of the Participant in lieu of cash compensation pursuant to a salary reduction agreement in accordance with Sections 3.02 and 3.03 hereof. A Roth Contribution described in Section 3.07 shall be treated for all purposes under the Plan as a Deferral Contribution unless otherwise set forth in Section 3.07.

1.10      The term “Defined Benefit Plan” shall mean any qualified plan which is not a Defined Contribution Plan.

1.11      The term “Defined Contribution Plan” shall mean a plan which provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant’s account, and any income, expenses, gains, and losses, and any forfeitures of accounts of other participants which may be allocated to such participant’s account.

1.12      The term “Discretionary Employer Contributions” shall mean the contributions made by each Separate Employer in accordance with Section 5.01 hereof.

1.13      The term “Effective Date” shall mean the original effective date of the Plan, April 1, 1983. The effective date of this amendment and restatement is January 1, 2012, except as otherwise specifically provided herein.

1.14      The term “Eligible Participant” shall mean any Employee of an Employer who is otherwise authorized under the terms of the Plan to have Deferral Contributions, Roth Contributions, Voluntary After-Tax Contributions, Matching Employer Contributions or Profit Sharing Contributions allocated to his Accounts for the Plan Year.

   With respect to each Separate Employer, the Plan shall take into account the actual deferral ratios of all Eligible Participants for purposes of the Actual Deferral Percentage test set forth in Section 401(k) of the Code. For this purpose, the term Eligible Participant shall mean any Employee who is directly or indirectly eligible to make a cash or deferred election under the Plan for all or a portion of a Plan Year and includes: an Employee who would be a Plan Participant but for the failure to make required contributions; an Employee whose eligibility to make Deferral Contributions or Roth Contributions has been suspended because of an election (other than certain one-time elections) not to participate, a distribution, or a loan; and, an Employee who cannot defer because of the Code Section 415 limits on Annual Additions. In the case of an Eligible Participant who makes no Deferral Contributions or Roth Contributions, the deferral ratio that is to be included in determining the Actual Deferral Percentage is zero.

With respect to each Separate Employer, the Plan shall also take into account the actual contribution ratios of all Eligible Participants for purposes of the Actual Contribution Percentage test set forth in Section 401(m) of the Code. For this purpose, the term Eligible Participant shall mean any Employee who is directly or indirectly eligible to receive an allocation of Matching Employer Contributions or to make Voluntary After-Tax Contributions and includes: an Employee who would be a Plan Participant but for the failure to make required contributions; an Employee whose right to make Voluntary After-Tax Contributions or to receive Matching Employer Contributions has been suspended because of an election (other than certain one-time elections) not to participate; and an Employee who cannot make Voluntary After-Tax Contributions or receive Matching Employer Contributions because Code Section 415(c)(l) prevent the Employee from receiving additional Annual Additions. In the case of an Eligible Participant who makes no Voluntary After-Tax Contributions or receives no Matching Employer Contributions, the contribution ratio that is to be included in determining the Actual Contribution Percentage is zero.

1.15      The term “Employee” shall mean each individual employed by an Employer. The term Employee shall exclude any individual covered by a collective bargaining agreement between employee representatives and an Employer if retirement benefits were the subject of good faith bargaining between such employee representatives and the Employer, and shall also exclude any independent contractor designated by the Employer as evidenced by the fact that payment for services is memorialized in a Form 1099 and not in a Form W-2 regardless of any later recharacterization of status for any prior year and even if the individual is determined to be the Corporation’s common law Employee retained from time to time by the Employer. The term Employee shall include leased employees within the meaning of Section 414(n)(2) of the Code. Notwithstanding the foregoing, if such leased employees constitute less than 20% of the Employer’s “Non-Highly Compensated work force” within the meaning of Section 414(n)(5)(C)(ii) of the Code, the term “Employee” shall not include those leased employees covered by a plan described in Section 414(n)(5) of the Code. See Article XV for other provisions related to leased employees.

1.16      The term “Employer” shall mean, either collectively or distributively as the context may indicate, SPAR Group, Inc., SPAR Marketing Force, Inc., SPAR Management Services, Inc., SP/R, Inc., SPAR InfoTech, Inc.,. (before January 1, 2011), and National Merchandising Services, LLC on and after September 1, 2012, and, with respect to each such entity, its successors and assigns, and, subject to the provisions of Section 16.07, any company into which it may be merged or consolidated or to which all or substantially all of its assets may be transferred. The term “Employer” shall also include any other corporation, affiliate or entity authorized by the Plan Sponsor to adopt this Plan. In addition, the term “Separate Employer” shall be used if and when SPAR Group, Inc. and its controlled group members, and/or affiliated service group members are treated as maintaining a separate plan; if and when SPAR Management Services, Inc. and SPAR InfoTech, Inc. and their controlled group members and/or affiliated service group members are treated as maintaining a separate plan; or if and when SP/R, Inc. and its controlled group members and/or affiliated service group members are treated as maintaining a separate plan.

 .

1.17      The term “Fiduciary” shall mean and include the Trustee, Plan Administrator, Investment Manager, and any other person who:

(a)     exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets;

(b)     renders investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the Plan, or has any authority or responsibility to do so;

(c)     has any discretionary authority or discretionary responsibility in the administration of the Plan; or

(d)     is described as a “fiduciary” in Section 3(14) or (21) of ERISA or is designated to carry out fiduciary responsibilities pursuant to this Plan and the Trust Agreement to the extent permitted by Section 405(c)(1)(B) of ERISA.

1.18      The term “Forfeiture” shall mean that portion of a Participant’s Accounts that is forfeitable as determined under the vesting schedules set forth in Section 8.06 hereof. Forfeitures shall not become available for reallocation to eligible Participants until the last day of the Plan Year in which the earlier of the following events occur:

(a)     The termination of employment of a Participant with zero percent (0%) vesting;

(b)     The distribution of the entire nonforfeitable portion of a Participant’s Accounts; or

(c)     The last day of the Plan Year in which the Participant incurs five consecutive Breaks in Service.

Therefore, a Forfeiture will only occur in the event of an occurrence described in Subsections (a), (b) or (c) above. Forfeitures may be, at the Plan Sponsor’s discretion, applied first to the payment of the Plan’s administrative expenses or applied to the restoration of Participant’s Accounts. Any remaining Forfeitures may be used to reduce Employer contributions to the Plan. Forfeitures must be applied as of the last day of the Plan Year in which the Forfeitures arose or, if necessary, the last day of the Plan Year following the Plan Year in which the Forfeiture arose.

1.19      The term “Highly Compensated Employee” shall mean Highly Compensated active Employees and Highly Compensated former Employees as hereinafter described. A Highly Compensated active Employee means any Employee who:

(a)     was a 5% owner (as defined in Section 416(i)(1)(A)(iii) of the Code) of the Employer at any time during the current year or the preceding year, or

(b)     for the preceding year, had compensation from an Employer in excess of $80,000 (as adjusted by the Secretary pursuant to Section 415(d) of the Code, except that the base period shall be the calendar quarter ending September 30, 1996).

For this purpose, the top-paid group election under Section 414(q)(3) of the Code shall not apply.

A former Employee shall be treated as a Highly Compensated Employee if:

(a)     the Employee was a Highly Compensated Employee when the Employee separated from service, or

(b)     the Employee was a Highly Compensated Employee at any time after attaining age 55.

The determination of who is a Highly Compensated Employee will be made in accordance with Section 414(q) of the Code and the regulations thereunder. For purposes of this Section, the term “compensation” means compensation within the meaning of Section 415(c)(3) of the Code.

1.20      The term “Hour of Service” shall mean:

(a)     Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for an Employer during a Plan Year.

(b)     Except as otherwise provided in this Subsection (b), each hour for which an Employee is paid, or entitled to payment from an Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, provided that:

(1)     No more than 501 Hours of Service will be credited under this Subsection (b) to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single Plan Year).

(2)     Hours of Service shall not be credited on account of a period during which an Employee is paid or entitled to payment and with respect to which no duties are performed, if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, unemployment compensation or disability service laws, or if the payment merely reimburses the Employee for a medical or medically related expense incurred by the Employee.

(3)     For purposes of this Subsection (b) a payment shall be deemed to be made by or due from an Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund or insurer, to which the Employer pays premiums and regardless of whether contributions made or due to the trust fund, insurer or other entity are for the benefit of a particular Employee or are on behalf of a group of Employees in the aggregate.

(4)     Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Employer. The same Hours of Service shall not be credited under Subsection (a) or Subsection (b) and under this Subsection (c). The crediting of Hours of Service for back pay awarded or agreed to with respect to periods described in Subsection (b) shall be subject to the limitations described in Paragraphs (1), (2) and (3) of Subsection (b).

The crediting of Hours of Service shall be subject to all the rules contained in Paragraphs (b) and (c) of the United States Department of Labor Regulations Section 2530.200b-2. For purposes of this Section 1.20, service with any Separate Employer and service with any employer required to be aggregated with a Separate Employer under Code Section 414(b), (c), (m) or (o) shall be taken into account (and treated as service for a single Employer) under this Plan.

1.21      The term “Inactive Participant” shall mean any Employee or former Employee who has ceased to be a Participant and on whose behalf an Account is maintained under the Plan.

1.22      The term “Investment Fund” shall mean the investment fund authorized by the Plan Administrator and established by the Trustee as the investment medium for the Trust Fund.

1.23      The term “Investment Manager” shall mean any Fiduciary (other than a trustee or named fiduciary) who:

(a)     has the power to manage, acquire, or dispose of any asset of the Plan;

(b)     is a bank, insurance company, or an investment advisor registered under the Investment Advisers Act of 1940; and

(c)     has acknowledged in writing that he is a fiduciary with respect to the Plan.

1.24      The term “Matching Employer Contributions” shall mean the contributions made by an Employer during a Plan Year by reason of the Participant’s election to make Deferral Contributions.

1.25      The term “Non-Highly Compensated Employee” shall mean any Employee of an Employer who is not a Highly Compensated Employee.

1.26      The term “Normal Retirement Date” shall mean the Participant’s 65th birthday or, if later, the fifth anniversary of the first day of the Plan Year in which the Participant commenced participation in the Plan.

1.27      The term “Participant” shall mean an Employee who has met the requirements of Article II for participation hereunder. Where the context so permits or requires, the term shall also include Inactive Participants.

1.28      The term “Participation Date” shall mean (A) on and after January 1, 2009 but prior to June 15, 2009, the first day of the calendar quarter, and (B) during 2008, and on and after June 15, 2009, the first day of the payroll period.

1.29      The term “Plan Administrator” shall mean the Plan Sponsor as provided in Article XI.

1.30      The term “Plan Anniversary Date” shall mean the last day of the Plan Year.

1.31      The term “Plan Sponsor” shall mean SPAR Group, Inc., a Delaware corporation.

1.32      The term “Plan Year” shall mean the period which begins each January 1 and ends the following December 31.

1.33      The term “Roth Contributions” shall mean the contributions made by the Employer during the Plan Year at the election of the Participant in accordance with Section 3.07 hereof.

1.34      The term “Service in the Armed Forces” shall mean service in the armed forces of the United States for a period during which the Employee’s employment rights are guaranteed by law, provided that the Employee returns to work for an Employer prior to the expiration of his employment rights. Notwithstanding any provision of this Plan to the contrary, contribution, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

1.35      The term “Suspense Account” shall mean the total, forfeitable portion of all terminated or former Participants’ Accounts which have not yet become available for reallocation during any Plan Year. The Suspense Account shall be maintained as a single account under the Plan or shall represent the total of separate bookkeeping accounts established in the name of each terminated or former Participant to represent his forfeitable percentage. The Suspense Account shall always share in earnings or losses of the Trust Fund. Forfeitures shall only remain in the Suspense Account until such time as they become available for reallocation in accordance with Section 1.18 hereof.

1.36      The term “Top Heavy Plan” or “Top Heavy” shall mean this Plan when it meets the description set forth in Section 14.03 hereof during any Plan Year.

1.37      The term “Total and Permanent Disability” or “Totally and Permanently Disabled” shall mean the inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The permanence and degree of such impairment shall be supported by medical evidence. The determination as to whether a Participant is totally and permanently disabled shall be made (a) on medical evidence by a licensed physician designated by the Plan Administrator, (b) on evidence that the Participant is eligible for disability benefits under any long-term disability plan sponsored by the Employer but administered by an independent third party, or (c) on evidence that the Participant is eligible for total and permanent disability benefits under the Social Security Act in effect at the date of disability.

1.38      The term “Trust Agreement” shall mean the Trust Agreement entered into between the Plan Sponsor and the Trustee, as it may subsequently be amended from time to time.

1.39      The term “Trustee” shall mean the Trustee or Trustees named in the Trust Agreement.

1.40      The term “Trust Fund” or “Trust” shall mean all cash, securities, life insurance, real estate, and any other property held by the Trustee pursuant to the terms of the Trust Agreement, together with income therefrom.

1.41      The term “Valuation Date” shall mean the Plan Anniversary Date and each other date on which the established financial markets in the United States of America are open.

1.42      The term “Voluntary After-Tax Contributions” shall mean the voluntary contributions made by a Participant as described in Section 4.06.

1.43      The term “Year of Service” shall mean a Plan Year in which an Employee completes at least 1,000 Hours of Service. For purposes of determining Years of Service under this Plan, all Years of Service with an Employer and any Separate Employer shall be treated as service for a single Employer.

1.44      Any words herein used in the masculine shall be read and be construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

ARTICLE II

PARTICIPATION

2.01      Eligibility Requirements. Any Employee who was qualified as a Participant under the terms of the Plan as in effect immediately prior to the Effective Date of this amendment and restatement shall remain a Participant. Any other Employee shall be admitted to the Plan on the Participation Date coincident with or next following the date he meets both of the following requirements:

(a)     Except with respect to “part-time hourly employees”, he must have been employed for thirty (30) days; and

(b)     He must have attained age twenty one (21); and.

(c)     Effective on and after January 1, 2010, any Employee classified by the Employer as a “part-time hourly employee” who is not a Plan Participant as of January 1, 2010, will not become eligible to participate in the Plan until the January 1 or July 1 coincident with or next following the later of his or her (i) attainment of age 21 or (ii) completion of 1 Year of Service; provided, in accordance with Code Section 410(a)(3), and for purposes of eligibility, a Year of Service for this purpose shall be initially measured from such Employee’s date of hire, and such measuring year for eligibility computation shall thereafter switch to the Plan Year in which the anniversary of his date of hire occurs if he does not attain a Year of Service during the initial measuring year.

2.02      Participation upon Reemployment. Any Participant who terminates employment with all Employers and is later rehired shall again become a Participant effective as of the Participation Date following his date of reemployment.

2.03      Rights of Participants. All Participants shall be bound by the terms of the Plan, including all amendments hereto made in the manner authorized herein. Participants shall also be entitled to all of the rights and privileges afforded thereby, including those granted specifically by the Code and ERISA, which are hereby adopted by reference as a part of this Plan. The provisions of this Plan, as amended and restated, shall apply only to persons employed by an Employer on and after the effective date of the restated Plan. The rights and benefits, if any, of persons who were employed by an Employer prior to the effective date of the amendment and restatement, but who were not employed on or after such effective date, shall be determined in accordance with the provisions of the Plan in effect on the date their employment terminated.

ARTICLE III

PARTICIPANT DEFERRAL CONTRIBUTIONS

3.01      Special Definitions. For purposes of this Article III, the following definitions shall apply:

(a)     The term “Actual Deferral Percentage” shall mean the ratio (expressed as a percentage) of Deferral Contributions and Qualified Nonelective Deferral Contributions, if any, made on behalf of the Participant for the Plan Year to the Participant’s Basic Compensation for the Plan Year. The Actual Deferral Percentage of an Employee who is eligible to, but does not, make Deferral Contributions is zero.

(b)     The term “Average Actual Deferral Percentage” shall mean, with respect to any Plan Year, the average (expressed as a percentage) of the Actual Deferral Percentages of the Participants in a group.

(c)     The term “Excess Deferral Amount” shall mean the amount of Deferral Contributions for a calendar year that the Participant assigns or is deemed to assign to this Plan pursuant to the procedures set forth in Section 3.03(b)(1).

(d)     The term “Excess Deferral Contributions” shall mean, with respect to any Plan Year, the excess of -

(1)     the aggregate amount of Deferral Contributions and Qualified Nonelective Deferral Contributions, if any, actually taken into account in computing the Actual Deferral Percentage of Highly Compensated Employees for such Plan Year, over

(2)     the maximum amount of such contributions permitted under the limitations of Section 3.04 hereof (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their Actual Deferral Percentages beginning with the highest of such percentages).

(e)     The term “Qualified Nonelective Deferral Contributions” shall mean supplemental contributions made with respect to each Separate Employer and allocated to a Participant’s Deferral Contribution Account under the Plan that the Participant may not elect to receive in cash until distributed from the Plan. Qualified Nonelective Deferral Contributions may be made, in the sole discretion of the Plan Administrator, in the event that the limitations imposed by Section 3.04 below are not satisfied. Such contributions must be made and allocated to Participant Accounts as of a date within such year, (which means, under prior year testing, the contribution must be paid no later than the last day of the Plan Year being tested). With respect to each Separate Employer, such contributions shall be made on behalf of each Non-Highly Compensated Employee Participant in the amount necessary to satisfy the limitations of Section 3.04 and shall be allocated among the Deferral Contribution Accounts of such Participants in the proportion that each Non-Highly Compensated Employee Participant’s Basic Compensation bears to the Basic Compensation of all such Non-Highly Compensated Employee Participants of such Separate Employer. Qualified Nonelective Deferral Contributions shall be treated as Participant Deferral Contributions for all purposes of this Plan, except that such contributions shall not be eligible for Employer Matching Contributions. In addition, each contribution shall meet each of those conditions set forth in Treasury Regulations Section 1.401(k)-2(a)(6).

3.02      Deferral Contributions.

(a)     General. Employer shall contribute an amount equal to the total amount of contributions agreed to be made by it pursuant to the Participant’s deferral agreement authorization. Such deferral agreement may be an affirmative authorization or automatic authorization as described in (b) and (c) below. Contributions made by an Employer for a given Plan Year pursuant to the deferral agreement authorizations shall be deposited in the Trust Fund as of the earliest date on which such contributions can reasonably be segregated from the Employer’s general assets, but in any event within the time period prescribed by applicable law.

Deferral Contributions shall be allocated by the Plan Administrator as of the Valuation Date for which such contributions are made. The Deferral Contribution Account of each Participant having an effective deferral agreement shall be increased by that amount agreed to by each Participant pursuant to his deferral agreement with an Employer.

(b)     Affirmative Authorization. On and after the effective date of this cash or deferred arrangement, a Participant may elect to authorize the Employer to make Deferral Contributions on his behalf which will be applicable to all payroll periods until modified as provided in Section 3.03(c) below. The terms of any such deferral agreement authorization shall provide that the Participant agrees to accept a reduction in salary from the Employer equal to any whole percentage of his Basic Compensation per payroll period, or any specified dollar amount, up to 100% of his Basic Compensation for the Plan Year, subject to the limitations of Sections 3.04 and 6.01 hereof. In consideration of such deferral agreement authorization, the Employer shall make a Deferral Contribution to the Participant’s Deferral Contribution Account on behalf of the Participant in an amount equal to the total amount by which the Participant’s Basic Compensation from the Employer was reduced during the Plan Year pursuant to the deferral agreement authorization. If a Participant does not make an affirmative authorization pursuant to this Section 3.02(b), the terms of Section 3.02(c) shall apply.

(c)     Automatic Authorization.

(1)     For purposes of this Section 3.02(c), the term “Anniversary Participation Year” shall mean the following: (i) for an Employee who initially becomes eligible to participate in the Plan after January 1, 2008, the period beginning on the Employee’s initial Participation Date and ending on the last day of such Plan Year, and thereafter, the 12 month period beginning on the first day of each Plan Year; and (ii) for an Employee who was eligible to participate in the Plan on January 1, 2008, the 12 month period beginning on the first day of each Plan Year.

(2)     An automatic authorization shall be effective with respect to a Participant’s Deferral Contribution percentage rate for the Participant’s Anniversary Participation Year if the Participant’s Deferral Contribution percentage rate is less than six percent (6%) as of the first day of such Anniversary Participation Year. In such event, the Participant shall be deemed to have elected as of the first day of the Anniversary Participation Year to have Deferral Contributions made on his behalf for the Anniversary Participation Year equal to: (i) three percent (3%) of Basic Compensation if the Participant’s then current Deferral Contribution percentage rate is less than three percent (3%); (ii) four percent (4%) of Basic Compensation if the Participant’s then current Deferral Contribution percentage rate is three percent (3%) or more but less than four percent (4%); (iii) five percent (5%) of Basic Compensation if the Participant’s then current Deferral Contribution percentage rate is four percent (4%) or more but less than five percent (5%); or (iv) six percent (6%) of Basic Compensation if the Participant’s then current Deferral Contribution percentage rate is five percent (5%) or more but less than six percent (6%). Notwithstanding the foregoing, if as of the first day of the Participant’s second Anniversary Participation Year the Participant’s initial automatic authorization of a Deferral Contribution percentage rate is in effect for less than six months, the first automatic increase in the Deferral Contribution percentage rate shall be delayed until the first day of the third Anniversary Participation Year.

(3)     The automatic deferral agreement authorization under subsection (2) above shall be effective only if the Participant is provided a notice that explains the right to elect out of or change Deferral Contributions and the default investment provisions set forth in Section 12.07 that apply if no investment election is made and the Participant is given an effective opportunity to elect to receive cash Basic Compensation in lieu of such Deferral Contribution. A Participant may elect to receive cash in lieu of the Deferral Contribution in accordance with the rules in Section 3.02 and 3.03. If the Participant elects to receive cash Basic Compensation instead of the Deferral Contribution, he shall be deemed to have made a Deferral Contribution authorization of zero percent. A Participant who has made an automatic deferral agreement authorization shall direct the investment of his Accounts in accordance with Article XII.

(4)     Notwithstanding the foregoing, a Participant may either affirmatively elect to make Deferral Contributions with a different percentage than would otherwise apply under subsection (2) above, or may revoke making Deferral Contributions for that Anniversary Participation Year within the thirty (30) day period prior to the first day of such Anniversary Participation Year, in which case subsection (2) above shall not apply for that Anniversary Participation Year but shall apply for the next succeeding Anniversary Participation Year unless a new election is made within the thirty (30) day period prior to the beginning of that Anniversary Participation Year. A Participant may also elect to prospectively change the percentage of Deferral Contributions, or may revoke making Deferral Contributions, one or more times during a Anniversary Participation Year. In such event, such changes shall apply for the remainder of that Anniversary Participation Year (or until a subsequent change is made for that Anniversary Participation Year), but the provisions of subsection (2) above shall apply for the next succeeding Anniversary Participation Year unless a new election is made within the thirty (30) day period prior to the beginning of that Anniversary Participation Year.

(5)     Notwithstanding the foregoing, a Participant who has Deferral Contributions made on his behalf pursuant to this Section 3.02(c) may elect within the ninety (90) day period beginning on the date the first Deferral Contributions were made to receive a withdrawal of all Deferral Contributions made on his behalf if and to the extent permissible under Section 414(w) of the Code. The withdrawal under this Section 3.02(c)(5) may be reduced by any generally applicable fees. However, the Plan may not charge a higher fee for a withdrawal under this Section 3.02(c)(5) than would apply to any other cash distribution.

(6)     Contributions deferred pursuant to this Section 3.02(c) will be deemed to be pre-tax Deferral Contributions under the Plan, and will not be Roth Contributions.

3.03      Participant Deferrals - Limitations and Rules.

(a)     Limitation on Amount of Deferrals. Notwithstanding Section 3.02, no Participant shall be permitted to have Deferral Contributions made on his behalf to this Plan or any other qualified plan maintained by the Employer during any taxable year in excess of the dollar limitation set forth in Section 402(g) of the Code in effect at the beginning of such taxable year. For purposes of the limitation set forth in Section 402(g) of the Code, “Deferral Contributions” shall mean the sum of all employer contributions made on behalf of a Participant pursuant to an election to defer under any qualified cash or deferred arrangement described in Section 401(k) of the Code, any simplified employee pension cash or deferred arrangement described in Section 402(h)(1)(B) of the Code, any eligible deferred compensation plan under Section 457 of the Code, any plan described under Section 501(c)(18) of the Code, and any employer contributions made on behalf of a Participant for the purchase of an annuity contract under Section 403(b) of the Code pursuant to a salary reduction agreement. Deferral Contributions shall not include any deferrals properly distributed as excess Annual Additions.

In consideration of such deferral agreement, the Employer shall make a Deferral Contribution to the Participant’s Deferral Contribution Account on behalf of the Participant in an amount equal to the total amount by which the Participant’s Basic Compensation from the Employer was reduced during the Plan Year pursuant to the deferral agreement.

Amounts credited to a Participant’s Deferral Contribution Account shall be 100% vested and nonforfeitable at all times.

(b)     Distribution of Excess Deferral Amount.

(1)     Assignment. A Participant may assign to this Plan any Excess Deferral Amount made during a taxable year of the Participant by notifying the Plan Administrator, in writing, on or before March 1 of each calendar year of that portion of the Excess Deferral Amount to be assigned to this Plan for the preceding taxable year. Such assignment shall identify the extent, if any, to which such Excess Deferral Amount is comprised of Roth Contributions. A Participant is deemed to notify the Plan Administrator of any Excess Deferral Amounts that arise by taking into account only those Deferral Contributions made to this Plan and any other plans of the Employers, and is deemed to notify the Plan Administrator that such Excess Deferral Amounts are first comprised of any Deferral Contributions made during the calendar year.

(2)     Distribution. Notwithstanding any other provisions of this Plan, the Plan Administrator shall use its best efforts to return all Excess Deferral Amounts, plus any income and minus any loss allocable thereto no later than each April 15th to any Participant to whose Account such Excess Deferral Amounts were assigned for the preceding year and who claimed Excess Deferral Amounts for such taxable year. In addition, any Employer Matching Contributions made on behalf of the Participant which are attributable to the distributed Excess Deferral Amount shall be forfeited.

(3)     Determination of Income or Loss. The Excess Deferral Amount distributed to a Participant with respect to a calendar year shall be adjusted for income and loss up to the last day of the Plan year, and with respect to Plan Years before 2008, for the period between the end of the Plan Year and the date of distribution if elected by the Plan Administrator (the gap period). Any income earned thereon will be allocated, at the discretion of the Plan Administrator, in a manner applied consistently to all Participants and to all corrective distributions as determined in accordance with applicable regulations. Prior to January 1, 2008, the income or loss allocable to Excess Deferral Amounts is the sum of:

(A)     Income or loss allocated to the Participant’s Deferral Contribution Account for the taxable year multiplied by a fraction, the numerator of which is such Participant’s Excess Deferral Amount for the year and the denominator is the Participant’s account balance attributable to Deferral Contributions minus the income or plus the loss allocable to such account balance during the taxable year; and

(B)     10% of the amount determined under subclause (A) above multiplied by the number of whole calendar months between the end of the Participant’s taxable year and the date of the distribution, counting the month of distribution if distribution occurs after the 15th of the month.

Notwithstanding the foregoing, the Plan Administrator may designate any reasonable method for computing the income or loss allocable to Excess Deferral Amounts, provided that the method does not violate Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participant’s Accounts.

(c)     Additional Rules Regarding Deferrals. Further, deferral agreements shall be governed by the following:

(1)     A deferral agreement shall apply to each paycheck issued during which an effective deferral agreement is on file with the Plan Administrator. The Plan Administrator, in its discretion, may establish administrative procedures whereby the actual reduction in salary may be made to coincide with each payroll period of an Employer, or at such other times as the Plan Administrator may determine.

(2)     Participants may revoke their deferral agreements in accordance with administrative procedures established by the Plan Administrator for such purpose, and may change their deferral agreements on a calendar quarterly basis, in accordance with administrative procedures established by the Plan Administrator, before the end of each calendar quarter effective in the next calendar quarter.

(3)     The Plan Administrator may amend or revoke the deferral agreement of any Participant at any time, if the Plan Administrator determines that such revocation or amendment is necessary to insure that the Participant’s additions for any Plan Year will not exceed the limitations of Sections 3.03(a) and 6.01 of the Plan or to insure that the discrimination test of Section 401(k) of the Code are not exceeded for such Plan Year.

3.04     Section 401(k) Nondiscrimination Test.

(a)     Average Actual Deferral Percentage Test. For each Plan Year, the Plan must satisfy one of the following tests with respect to each Separate Employer in accordance with this Section 3.04(a):

(1)     The Average Actual Deferral Percentage for the Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage of the preceding Plan Year for Eligible Participants who were Non-Highly Compensated Employees for the preceding Plan Year multiplied by 1.25; or

(2)     The Average Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage of the preceding Plan Year for Eligible Participants who were Non-Highly Compensated Employees for the preceding Plan Year multiplied by two, provided that the Average Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees does not exceed the Average Actual Deferral Percentage of the preceding Plan Year for Eligible Participants who were Non-Highly Compensated Employees for the preceding Plan Year by more than two percentage points.

(b)     Amount of Excess Deferral Contributions. The amount of Excess Deferral Contributions for Highly Compensated Employees shall be determined in accordance with Section 401(k)(8)(B) of the Code.

(c)     Distribution of Excess Deferral Contributions.

(1)     In General. Notwithstanding any other provisions of this Plan, Excess Deferral Contributions, plus any income and minus any loss allocable thereto, shall be distributed to Participants on whose behalf such Excess Contributions were made not later than two and one-half months following the close of the Plan Year for which such contributions were made. If such Excess Deferral Contributions are distributed more than two and one-half months after the last day of the Plan Year in which such excess amounts arose, a 10% excise tax will be imposed on the Employer maintaining the Plan with respect to such amounts. The amount of Excess Deferral Contributions subject to distribution shall be reduced by the amount of any Excess Deferral Amounts distributed for the taxable year which corresponds with the Plan Year to which such Excess Deferral Contributions related.

With respect to each Separate Employer, distribution of Excess Deferral Contributions shall be made to Highly Compensated Employees in the following manner: First, Excess Deferral Contributions of the Highly Compensated Employee with the highest Deferral Contribution shall be distributed until the first to occur of: (1) the total Excess Deferral Contributions have been distributed; or (2) the Deferral Contribution of such Highly Compensated Employee equals the Deferral Contribution of the Highly Compensated Employee with the second highest Deferral Contribution. In the event that distribution of Excess Deferral Contributions of the Highly Compensated Employee with the highest Deferral Contribution does not result in distribution of all Excess Deferral Contributions, then the Excess Deferral Contributions of such Highly Compensated Employee with the highest Deferral Contribution and the Excess Deferral Contributions of the Highly Compensated Employee with the second highest Deferral Contribution will be reduced until the first to occur of: (1) the total Excess Deferral Contributions have been distributed; or (2) the Deferral Contributions of such Highly Compensated Employees are reduced until they equal the Deferral Contribution of the Highly Compensated Employee with the third highest Deferral Contribution. This process shall be repeated until all Excess Deferral Contributions have been distributed.

Excess Deferral Contributions shall be treated as Annual Additions under the Plan.

Any Employer Matching Contributions attributable to the Excess Deferral Contributions shall be forfeited.

(2)     Determination of Income or Loss. Excess Deferral Contributions will be adjusted for any income or loss up to the end of the Plan Year, and with respect to Plan Years before 2008, for the period between the end of the Plan Year and the date of distribution (the gap period). Any income earned thereon will be allocated, at the discretion of the Plan Administrator in a manner applied consistently to all Participants and to all corrective distributions, determined in accordance with applicable regulations. Prior to January 1, 2008, the income or loss allocable to a Participant’s Excess Deferral Contributions will be the amount determined by either the method in subparagraph (A) or subparagraph (B) below:

(A)     income or loss allocated to the Participant’s Deferral Contribution Account for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Deferral Contributions for the year and the denominator is the Participant’s account balance attributable to Deferral Contributions without regard to any income or loss occurring during the Plan Year; and

(B)     10% of the amount determined under subclause (A) above multiplied by the number of whole calendar months between the end of the Plan Year and the date of the distribution, counting the month of distribution if distribution occurs after the 15th of the month.

Notwithstanding the foregoing, the Plan Administrator may designate any reasonable method for computing the income or loss allocable to Excess Deferral Contributions, provided that the method does not violate Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participant’s Accounts. The Plan will not fail to use a reasonable method for computing the income and loss allocable to Excess Deferral Contributions merely because the income and loss allocable to Excess Deferral Contributions is determined on a date that is no more than seven (7) days before distribution.

(3)     Maximum Distribution Amount. The Excess Deferral Contributions which would otherwise be distributed to the Participant shall be adjusted for income; shall be reduced, in accordance with regulations, by any Excess Deferral Amount distributed to the Participant; and shall, if there is a loss allocable to the Excess Deferral Contributions, in no event be less than the lesser of the Participant’s Deferral Contribution Account and Roth Contribution Account under the Plan or the Participant’s Deferral Contributions and Roth Contributions for the Plan Year.

(4)	Special Rules.

(1)     A Participant is a Highly Compensated Employee for a particular Plan Year if he meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

(2)     For purposes of this Section 3.04, the Actual Deferral Percentage for any Eligible Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have deferral contributions allocated to his accounts under two or more plans or arrangements described in Section 401(k) of the Code that are maintained by a Separate Employer shall be determined as if all such deferral contributions were made under the arrangement being tested. Regardless of the plan year of such plans or arrangements, they shall be treated as a single arrangement for the 12-month period that corresponds to the plan year of the plan being tested. The Highly Compensated Employee’s compensation shall be determined for the same 12-month period using the definition of compensation under the plan being tested. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under Section 401(k) of the Code.

(3)     In the event that this Plan satisfies the requirements of Sections 401(k), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the Actual Deferral Percentage of employees as if all such plans were a single plan. If two or more plans are permissively aggregated with this Plan for purposes of Section 401(k), the aggregated plans must satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan. Plans may be aggregated in order to satisfy Section 401(k) of the Code only if they have the same Plan Year and apply the same ADP test method.

(4)     For purposes of determining the Actual Deferral Percentage test, elective Deferral Contributions and Qualified Nonelective Deferral Contributions must be made before the last day of the 12-month period immediately following the Plan Year to which such contributions relate. In addition, elective Deferral Contributions shall be taken into account under the Actual Deferral Percentage test of Section 401(k)(3)(A) of the Code for a Plan Year only if it relates to compensation that either would have been received by the Employee in the Plan Year (but for the deferral election) or is attributable to services performed by the Employee in the Plan Year and would have been received by the Employee within 2 1/2 months after the close of the Plan Year (but for the deferral election).

(5)     The Plan Administrator shall maintain records sufficient to demonstrate satisfaction of the Actual Deferral Percentage test and the amount of Qualified Nonelective Deferral Contributions used in such test.

(6)     The determination and treatment of the Actual Deferral Percentage amounts of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(7)     For purposes of this Section 3.04, each Separate Employer shall also include any corporation or trade or business which is a member of a controlled group of corporations, a group of businesses under common control, an affiliated service group or other organization (within the meaning of Sections 414(b), (c), (m) and (o) of the Code, respectively) of which such Separate Employer is a member.

(8)     In the event that this Plan satisfies the minimum coverage requirements of Code Section 410(b) separately with respect to covered, but otherwise excludable Employees, in accordance with Code Section 410(b)(4), for Participant Deferral Contributions, then all eligible Non-Highly Compensated Employees who did not meet the minimum age and service requirements of Code Section 410(a)(1)(A) for the prior Plan Year will be disaggregated and excluded from the Average Actual Deferral Percentage test for Participants who were Non-Highly Compensated Employees for the prior Plan Year pursuant to Code Section 401(k)(3)(F).

3.05      Catch-up Contributions. A Participant who is eligible to make Deferral Contributions and who has attained age fifty (50) prior to the end of the Plan Year may make a Catch-up Contribution in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such Catch-up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-up Contributions. A Participant may elect to make the Catch-up Contribution in the form of a Deferral Contribution, a Roth Contribution, or a combination of both a Deferral Contribution and Roth Contribution.

3.06      Rollover Contributions and Direct Rollovers from Other Plans. A Participant who has received a distribution of his interest in a retirement plan of a former employer under circumstances meeting the requirements of Section 402(a)(5)(E)(i) of the Code relating to qualified total distributions from qualified retirement plans may elect to deposit all or any portion (as designated by such Participant in writing to the Plan Administrator), excluding employee after-tax contributions, of the amount of such distribution as a “rollover contribution” to this Plan. A rollover contribution may be made only within 60 days following the date the Participant receives the distribution from the plan of his former employer (or within such additional period as may be provided under Section 408 of the Code if the Employee shall have made a timely deposit of the distribution in an individual retirement account). The Trustee may also accept a direct rollover of all or any portion of the amount of any “eligible rollover distribution” that would otherwise be distributable to the Participant due to termination of employment with another employer, provided that such direct rollover is made in accordance with Section 401(a)(31) of the Code and the regulations promulgated thereunder. All rollovers to the Plan must be made in cash. The Plan will accept a rollover contribution to a Roth Contribution Account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

The Plan Administrator shall establish rules and procedures to implement this Section 3.06, including without limitation, such procedures as may be appropriate to permit the Plan Administrator to verify the tax qualified status of the plan of the former employer and compliance with any applicable provisions of the Code relating to such contributions and direct rollovers. The amount contributed or directly rolled over pursuant to this Section 3.06 shall be placed in the Participant’s Rollover Account for the benefit of the Participant. The Participant shall have a fully vested interest in the balance of his Rollover Account at all times and such Account shall share in the valuation of the Trust Fund as set forth in Article VIII below. A Participant shall be entitled to a distribution of his Rollover Account at the same time and in the manner as he is entitled to his other Accounts pursuant to the applicable provisions of Article VIII hereof.

Notwithstanding the preceding provisions of this Section 3.06, the Trustee shall not accept a direct trustee-to-trustee transfer of a Participant’s interest in a retirement plan of a former employer if it is determined that such acceptance would render this Plan a direct or indirect transferee of a defined benefit plan, a money purchase pension plan (including a target benefit plan), a stock bonus plan, or a profit sharing plan that provides for a life annuity form of payment to the Employee. In addition, no transfer hereunder shall include any assets transferred from a plan qualified under Section 401(a) of the Code which benefits one or more owner-employees as that term is defined in Section 401(c)(3) of the Code; such transfers being strictly prohibited hereunder without first amending this Plan to provide for the restrictions on such funds imposed by Section 401(d) of the Code.

3.07      Roth Contributions.

(a)     Designated Roth Contribution. Effective January 1, 2008, for any Participant eligible to make Deferral Contributions, the Employer shall contribute to the Participant’s Roth Contribution Account an amount equal to that amount designated as a Roth Contribution by such Participant in a deferral agreement. The designation of a contribution as a Roth Contribution shall be irrevocable, and, except as set out below, the Roth Contribution shall be treated for all purposes under the Plan as a Deferral Contribution.

(b)     Tax Treatment. Notwithstanding the provisions of subsection (a) above, all Roth Contributions made by a Participant shall includible in the Participant’s income by the Employer for federal income tax purposes, as of the time the Participant would have received such contribution had it not been contributed to the Plan.

(c)     Designation as Employer Contributions. A Participant’s Roth Contributions shall be treated as employer contributions for purposes of Code Sections 401(a), 401(k), 402, 404, 409, 411, 415, 416, and 417, as applicable.

(d)     Section 401(k) Nondiscrimination Test. In general, a Participant’s Roth Contributions shall be treated as Deferral Contributions for purposes of the Actual Deferral Percentage nondiscrimination test. However, in the event corrective distributions to a Highly Compensated Employee are necessary under Section 3.04(c), such distributions shall be made first from the Deferral Contribution Account and then from the Roth Contribution Account (if necessary).

(e)     Forfeitures. Forfeitures shall not be allocated to any Participant’s Roth Contribution Account.

3.08      Roth In-Plan Rollovers. Effective December 22, 2010, Participants who are active employees, and on and after January 1, 2011, all Participants (including Inactive Participants), are authorized to elect, pursuant to and in accordance with Code Section 402A(c)(4) and applicable guidance promulgated thereunder, Roth in-Plan rollovers of any vested amount held in their Plan Accounts (other than their Roth Account) provided the Participant may receive a distribution of such amount in accordance with the Plan, and such distribution would be an Eligible Rollover Distribution if actually distributed. Participants are allowed to complete an unlimited number of Roth in-Plan rollovers each year; provided, current outstanding loans will not be included in a Roth in-Plan rollover.

Each Roth in-Plan rollover contribution source that is rolled over in a Roth in-Plan rollover pursuant to this Section 3.08 will continue to be subject to the distribution rules that apply to that original contribution source. Notwithstanding anything to the contrary in the Plan, Roth in-Plan rollovers will be administered in accordance with Code Section 402A(c)(4) and the guidance promulgated thereunder, including Notice 2010-84.

ARTICLE IV

EMPLOYER MATCHING AND VOLUNTARY AFTER-TAX CONTRIBUTIONS

4.01      Matching Employer Contributions. The Employers shall contribute a Matching Employer Contribution on behalf of each Participant who elected to make Deferral Contributions during the Plan Year. For the purposes of this Section 4.01, Roth Contributions shall be treated as Deferral Contributions. The amount of the Matching Employer Contribution shall be established by the Employers and communicated to Employees of the Employer prior to the period during which such Matching Employer Contribution will be in effect.

  For each Plan Year, Matching Employer Contributions shall be allocated by the Plan Administrator as of the Plan Anniversary Date coincident with the close of such Plan Year for which such contributions are made. Matching Employer Contributions shall be allocated to the Matching Contribution Account of each eligible Participant who is employed on the last day of the Plan Year and who has completed at least 1000 Hours of Service during such Plan Year. Matching Employer Contributions shall also be allocated to the Matching Contribution Account of each eligible Participant who (1) died during the Plan Year while an Employee, (2) terminated employment during the Plan Year as the result of a Total and Permanent Disability, or (3) terminated employment during the Plan Year after attaining his or her Normal Retirement Date.

   Matching Employer Contributions made by the Employers for a given Plan Year shall be deposited to the Trust not later than the end of the twelve-month period immediately following the Plan Year to which the contribution relates.

   The Employers may make Matching Employer Contributions in the form of Common Stock. A Participant may immediately transfer part or all of such Matching Employer Contributions from the Common Stock Fund into any of the other Investment Funds pursuant to Article XII. A notice of the right to diversify the investment of such contributions shall be provided to the Participant at least 30 days prior to the first date that a Participant is eligible to diversify.

4.02      Special Definitions. For purposes of this Article IV, the following definitions shall apply:

(a)     The term “Actual Contribution Percentage” shall mean the ratio (expressed as a percentage), of the sum of Matching Employer Contributions, Voluntary After-Tax Contributions and Qualified Nonelective Matching Contributions, if any, under the Plan, on behalf of the Eligible Participant for the Plan Year to the Participant’s Basic Compensation for the Plan Year. An otherwise eligible Matching Employer Contribution shall not be included in the Actual Contribution Percentage of a Non-Highly Compensated Employee Participant to the extent it exceeds the limit described in Treasury Regulations Section 1.401(m)-2(a)(5).

(b)     The term “Average Actual Contribution Percentage” shall mean the average (expressed as a percentage) of the Actual Contribution Percentages of the Participants in a group.

(c)     The term “Excess Aggregate Contributions” shall mean the amount described in Section 401(m)(6)(B) of the Code.

(d)     The term “Qualified Nonelective Matching Contributions” shall mean supplemental contributions made with respect to each Separate Employer and allocated to a Participant’s Qualified Nonelective Matching Contribution Sub-account under the Plan that the Participant may not elect to receive in cash until distributed from the Plan, that are nonforfeitable when made, that are distributable only in accordance with the distribution provisions of this Plan that are applicable to Participant Deferral Contributions and that meet each of those conditions described in Treasury Regulations Section 1.401(m)-2(a)(6). Qualified Nonelective Matching Contributions may be made, in the sole discretion of the Plan Administrator, in the event that the limitations imposed by Section 4.03 below are not satisfied. Such contributions must be made and allocated to Participant Accounts as of a date within such year, (which means, under prior year testing, the contribution must be paid no later than the last day of the Plan Year being tested). With respect to each Separate Employer, such contributions shall be made on behalf of each Non-Highly Compensated Employee Participant in the amount necessary to satisfy the limitations of Section 4.03 and shall be allocated among the Qualified Nonelective Matching Contribution Sub-accounts of such Participants in the proportion that each Non-Highly Compensated Employee Participant’s Basic Compensation bears to the Basic Compensation of all such Non-Highly Compensated Employee Participants of such Separate Employer. Notwithstanding the foregoing, if Employer Matching Contributions satisfy all conditions applicable to Qualified Nonelective Matching Contributions, separate accounting for Matching Employer Contributions and Qualified Nonelective Matching Contributions shall not be necessary.

4.03      Limitations on Matching Employer Contributions and Voluntary After-Tax Contributions.

For each Plan Year, the Plan shall satisfy one of the following tests with respect to each Separate Employer in accordance with this Section 4.03:

(1)     The Average Actual Contribution Percentage for the Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage of the preceding Plan Year for Eligible Participants who were Non-Highly Compensated Employees for the preceding Plan Year multiplied by 1.25; or

(2)     The Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage of the preceding Plan Year for Eligible Participants who were Non-Highly Compensated Employees for the preceding Plan Year multiplied by two, provided that the Average Contribution Percentage for Eligible Participants who are Highly Compensated Employees does not exceed the Average Contribution Percentage of the preceding Plan Year for Eligible Participants who were Non-Highly Compensated Employees for the preceding Plan Year by more than two percentage points.

4.04      Special Rules.

(a)     For purposes of Section 4.03, the Actual Contribution Percentage for any Eligible Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have matching employer contributions and after-tax contributions allocated to his accounts under two or more plans described in Section 401(a) of the Code or arrangements described in Section 401(k) of the Code that are maintained by a Separate Employer shall be determined as if all such contributions were made under the single plan being tested. Regardless of the plan year of such plans or arrangements, they shall be treated as a single arrangement for the 12-month period that corresponds to the plan year of the plan being tested. The Highly Compensated Employee’s compensation shall be determined for the same 12-month period using the definition of compensation under the plan being tested. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under the regulations under Section 401(m) of the Code.

(b)     In the event that this Plan satisfies the requirements of Sections 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such Sections only if aggregated with this Plan, then Section 4.03 shall be applied by determining the Actual Contribution Percentages of Eligible Participants as if all such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(m) of the Code only if they have the same Plan Year and apply the same ACP test method.

(c)     For purposes of determining the Contribution Percentage test, Matching Employer Contributions will be considered made for a Plan Year if made no later than the end of the 12-month period beginning on the day after the close of the Plan Year. Voluntary After-Tax Contributions are considered to have been made in the Plan Year in which contributed to the Trust.

(d)     The Plan Administrator shall maintain records sufficient to demonstrate satisfaction of the Contribution Percentage test and the amount of Qualified Non-elective Matching Employer Contributions used in such test.

(e)     The determination and treatment of the Actual Contribution Percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(f)     In the event that this Plan satisfies the minimum coverage requirements of Code Section 410(b) separately with respect to covered, but otherwise excludable Employees, in accordance with Code Section 410(b)(4), for Matching Employer Contributions, then all eligible Non-Highly Compensated Employees who did not meet the minimum age and service requirements of Code Section 410(a)(1)(A) for the prior Plan Year will be disaggregated and excluded from the Average Actual Contribution Percentage test for Participants who were Non-Highly Compensated Employees for the prior Plan Year pursuant to Code Section 401(m)(5)(C).

4.05      Distribution of Excess Aggregate Contributions.

(a)     In General: Notwithstanding any other provision of this Plan, Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, shall be forfeited, if forfeitable, or if not forfeitable, distributed no later than the last day of each Plan Year to Participants whose Accounts such Excess Aggregate Contributions were allocated for the preceding Plan Year. If such Excess Aggregate Contributions are distributed more than 2-1/2 months after the last day of the Plan Year in which such excess amounts arose, a 10% excise tax will be imposed on the Employer maintaining the Plan with respect to those amounts.

With respect to each Separate Employer, distribution of Excess Aggregate Contributions shall be made to Highly Compensated Employees in the following manner: First, Excess Aggregate Contributions of the Highly Compensated Employee with the highest contributions (including both Employer Matching Contributions and Voluntary After-Tax Contributions) shall be distributed until the first to occur of: (1) the total Excess Aggregate Contributions have been distributed; or (2) the contributions of such Highly Compensated Employee equals the contributions of the Highly Compensated Employee with the second highest contributions. In the event that distribution of Employer Matching Contributions and Voluntary After-Tax Contributions of the Highly Compensated Employee with the highest contributions does not result in distribution of all Excess Aggregate Contributions, then the Excess Aggregate Contributions of such Highly Compensated Employee with the highest contributions and the Excess Aggregate Contributions of the Highly Compensated Employee with the second highest contributions will be reduced until the first to occur of: (1) the total Excess Aggregate Contributions have been distributed; or (2) the contributions of such Highly Compensated Employees are reduced until they equal the contributions of the Highly Compensated Employee with the third highest contributions. This process shall be repeated until all Excess Aggregate Contributions have been distributed.

Excess Aggregate Contributions shall be treated as annual additions under the Plan.

(b)     Determination of Income or Loss: Excess Aggregate Contributions will be adjusted for any income or loss up to the end of the Plan Year, and with respect to Plan Years before 2008 for the period between the end of the Plan Year and the date of distribution (the gap period). Any income earned thereon will be allocated at the discretion of the Plan Administrator in a manner applied consistently to all Participants and to all corrective distributions determined in accordance with applicable regulations. Prior to January 1, 2008, the income or loss allocable to a Participant’s Excess Aggregate Contributions will be the amount determined by either the method in subparagraph (1) or subparagraph (2) below:

(1)     Income or loss allocable to the Participant’s Matching Employer Contribution Account and Voluntary After-Tax Contribution Account for the Plan Year multiplied by a fraction, the numerator of which is the Participant’s Excess Aggregate Contributions for the year and the denominator is the Participant’s Account balance attributable to the Participant’s Matching Employer Contributions and Voluntary After-Tax Contributions without regard to any income or loss occurring during such Plan Year; and

(2)     10% of the amount determined under subclause (1) above multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month.

Notwithstanding the foregoing, the Plan Administrator may use any reasonable method for computing the income or loss allocable to Excess Aggregate Contributions, provided that the method does not violate Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ Accounts. The Plan will not fail to use a reasonable method for computing the income and loss allocable to Excess Aggregate Contributions merely because the income and loss allocable to Excess Aggregate Contributions is determined on a date that is no more than seven (7) days before the distribution.

4.06      Voluntary After-Tax Contributions.

(a)     Effective October 1, 2002 through December 31, 2007, a Participant may, but need not, contribute to the Plan a Voluntary After-Tax Contribution not to exceed the limitations of Sections 4.03 and 6.01. For a Plan Year, a Participant’s combined Deferral Contributions and Voluntary After-Tax Contributions shall not exceed 100% of Basic Compensation paid or accrued for such Plan Year. Effective for Plan Years beginning on and after January 1, 2008, Voluntary After-Tax Contributions shall not be allowed under the Plan.

Voluntary After-Tax Contributions shall be made in the form of payroll deductions, and may be made pursuant to and in accordance with other rules and regulations established by the Plan Administrator. Any Participant making Voluntary After-Tax Contributions by payroll deduction may change the rate at which he is contributing at any time during the Plan Year in accordance with administrative procedures established by the Plan Administrator for such purpose.

(b)     The amount attributable to Voluntary After-Tax Contributions, plus any earnings thereon, shall be payable to the Participant or his Beneficiary at the time set forth for distribution of his other Accounts pursuant to the applicable provisions of Article VIII hereof.

ARTICLE V

DISCRETIONARY EMPLOYER CONTRIBUTIONS

5.01      Discretionary Employer Contributions. For each Plan Year, each Separate Employer, in its sole and absolute discretion, may make Discretionary Employer Contributions to the Plan. Such contribution may be made in cash or other property acceptable to the Trustee. Contributions made subject to this Section 5.01 shall be paid to the Trustee not later than the time prescribed by law for filing the federal income tax return of the Employer, including any extensions which have been granted for the filing of such tax return. The Plan shall be operated in a manner so as to continue to be designed to qualify as a profit sharing plan for purposes of Sections 401(a), 402, 412 and 417 of the Code.

5.02      Allocation of Discretionary Contributions. For each Plan Year, Discretionary Employer Contributions shall be allocated by the Plan Administrator as of the Plan Anniversary Date coincident with the close of such Plan Year for which such contributions are made. Discretionary Employer Contributions shall be allocated to the Discretionary Contribution Account of each eligible Participant who is employed on the last day of the Plan Year and who has completed at least 1000 Hours of Service during such Plan Year. Discretionary Employer Contributions shall also be allocated to the Discretionary Contribution Account of each eligible Participant who (1) died during the Plan Year while an Employee, (2) terminated employment during the Plan Year as the result of a Total and Permanent Disability, or (3) terminated employment during the Plan Year after attaining his or her Normal Retirement Date.

Discretionary Employer Contributions shall, subject to the overall permitted disparity limits, be allocated as follows (although steps (a) and (b) shall be disregarded for any Plan Year in which the Plan is not top-heavy).

(a)     Discretionary Employer Contributions shall first be allocated to the Accounts of Participants in the ratio that each Participant’s Basic Compensation for the Plan Year bears to the total Basic Compensation of all Participants for the Plan Year, up to three percent (3%) of each Participant’s Basic Compensation.

(b)     Any Discretionary Employer Contributions remaining after the allocation in Subsection (a) shall be allocated to each Participant’s Account in the ratio that each Participant’s Basic Compensation for the Plan Year in excess of the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the Plan Year (“Taxable Wage Base”) bears to all Participants’ Basic Compensation in excess of the Taxable Wage Base, but not in excess of three percent (3%) of each Participant’s Basic Compensation.

(c)     Any Discretionary Employer Contributions remaining after the allocation in Subsection (b) shall be allocated to each Participant’s Account in the ratio that the sum of each Participant’s total Basic Compensation and Basic Compensation in excess of the Taxable Wage Base bears to the sum of all Participants’ total Basic Compensation and Basic Compensation in excess of the Taxable Wage Base, but not in excess of the maximum disparity rate as described below.

(d)     Any Discretionary Employer Contributions remaining after the allocation in Subsection (c) shall be allocated to the Accounts of Participants in the ratio that each Participant’s Basic Compensation for the Plan Year bears to the total Basic Compensation of all Participants for the Plan Year.

The maximum disparity rate shall be determined in accordance with the following table.

Integration Level	Top-Heavy Plan Years	Non-Top-Heavy Plan Years
Taxable Wage Base (TWB)	2.7%	5.7%
More than 0 but not more than 20 percent of TWB	2.7%	5.7%
More than 20 percent of TWB but not more than 80 percent of TWB	1.3%	4.3%
More than 80 percent of TWB but not more than TWB	2.4%	5.4%

Notwithstanding the foregoing, for any Plan Year this Plan benefits any Participant who benefits under another qualified plan or simplified employee pension, as defined in Section 408(k) of the Code, maintained by the Employer that provides for permitted disparity (imputed disparity) Discretionary Employer Contributions and forfeitures shall be allocated to the account of each Participant in the ratio that such Participant’s total Basic Compensation bears to the total Basic Compensation of all Participants.

Effective for Plan Years beginning on or after January 1, 1995, the cumulative permitted disparity limit for a Participant is 35 total cumulative permitted disparity years. Total cumulative permitted years means the number of years credited to the Participant for allocation or accrual purposes under this Plan, any other qualified plan or simplified employee pension plan (whether or not terminated) ever maintained by the Employer. For purposes of determining the Participant’s cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year. If the Participant has not benefited under a defined benefit or target benefit plan for any year beginning on or after January 1, 1994, the Participant has no cumulative disparity limit.

Notwithstanding any provision contained herein to the contrary, any Employer contribution for a Plan Year shall satisfy Section 401(a)(4) of the Code and the regulations thereunder.

5.03      Correction of Prior Incorrect Allocations. Notwithstanding any provisions contained herein to the contrary, in the event that, as of any Valuation Date, adjustments are required in any Participant’s Accounts to correct any incorrect allocation of contributions or investment earnings or losses that may have occurred in a previous year, the Plan Administrator is authorized to apply the Discretionary Employer Contribution for the Plan Year ending on such Valuation Date to correct such incorrect allocation and to increase such Participant’s Accounts to the value which would have existed on said Valuation Date had there been no prior incorrect allocation. The Plan Administrator is also authorized to take such other actions as he deems necessary to correct prior incorrect allocations.

ARTICLE VI

OVERALL LIMITATIONS ON CONTRIBUTIONS

6.01      Section 415 Limitations.

(a)     Definition of Annual Additions. The term “Annual Additions” shall mean the amount allocated to a Participant’s Accounts during the Limitation Year that constitutes:

(1)	Employer contributions;

(2)	Employee contributions;

(3)	Forfeitures; and

(4)	Amounts described in Sections 415(l)1) and 419A(d)(2) of the Code.

(b)     Definition of Defined Contribution Dollar Limitation. The term “Defined Contribution Dollar Limitation” shall mean $40,000, or such higher annual amount as may be determined under regulations issued by the Secretary of the Treasury to reflect increases in the cost of living.

(c)     Maximum Annual Additions. The maximum Annual Additions that may be contributed or allocated to a Participant’s Accounts under the Plan for any Limitation Year shall not exceed the lesser of:

(1)	the Defined Contribution Dollar Limitation, or

(2)	100% of the Participant’s “Compensation”.

Prior to January 1, 2008, for purposes of this Section, Compensation means Compensation as defined in Section 415(c)(3) of the Code and the Treasury Regulations thereunder.

On and after January 1, 2008, for purposes of this Section, Compensation is defined in accordance with regulation 1.415(c)-2(a), and means all items of Employer remuneration for services, including:

(A)     wages, salaries, fees for professional services and other amounts received for personal services rendered in the course of employment with Employer, to the extent amounts are includible in gross income (or would have been received and includible in gross income but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b)), and further include, but are not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan;

(B)     in the case of an Employee who is an employee within the meaning of Code Section 401(c)(1) and regulations promulgated thereunder, the Employee’s earned income (under Code Section 401(c)(2)) plus amounts deferred at the election of the Employee that would be includible in gross income but for the rules of Code Section 402(e)(3), 402(h)(1)(B), 402(k), or 457(b);

(C)     amounts described in Code Sections 104(a)(3), 105(a), or 105(h) but only to the extent includible in gross income;

(D)     amounts paid or reimbursed by the Employer for Employee’s moving expenses to the extent it is reasonable to believe, at payment, they are not deductible pursuant to Code Section 217;

(E)     the value of nonstatutory options granted to Employee by Employer to the extent includible in gross income;

(F)     amounts includible in Employee’s gross income upon a Code Section 83(b) election; and

(G)     amounts includible in gross income pursuant to Code Section 409A, or because they are constructively received.

Compensation does not include items listed in Regulation 1.415(c)-2(c).

Compensation for a Limitation Year shall not include Compensation in excess of Code Section 401(a)(17) limits for such Limitation Year.

In order to be taken into account for a Limitation Year, Compensation must be actually paid or made available to employees (or, if earlier, includible in the gross income of the Employee) within the Limitation Year. For this purpose, Compensation is treated as paid on a date if it is actually paid on that date or it would have been paid on that date but for an election under Internal Revenue Code (“Code”) Section 125, 132(f)(4), 401(k), 403(b), 408(k), 408(p)(2)(a)(i), or 457(b); provided, however, Compensation for a Plan Limitation Year includes amounts earned during that Plan Limitation Year but not paid during that Plan Limitation Year solely because of the timing of pay periods and pay dates if (i) these amounts are paid during the first few weeks of the next Plan Limitation Year; (ii) the amounts are included on a uniform and consistent basis with respect to all similarly situated employees and (iii) no Compensation is included in more than one Plan Limitation Year.

In order to be taken into account for a Plan Limitation Year, Compensation must be paid or treated as paid to the Employee prior to the Employee’s severance from employment with the Company; provided Compensation paid by the later of 2 ½ months after severance from employment with The Company or the end of the Limitation Year that includes the date of severance from employment with The Company, is included if the payment is regular compensation for service during working hours or compensation for services outside regular working hours, commissions, bonuses or similar payments and it would have been paid prior to severance had Employee continued in employment.

Compensation includes salary continuation payments to an individual who does not currently perform services for the Company by reason of qualified military service (as that term is used in Code Section 414(u)(1)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Company rather than entering qualified military service.

Notwithstanding anything to the contrary herein, on and after January 1, 2009, if the Company chooses to provide Differential Wage Payments to individuals who are performing service in the uniformed services (as defined in Chapter 43 of Title 38, United States Code) while on active duty for a period of more than 30 days, the Differential Wage Payment will be treated as Compensation under Code Section 415(c)(3), but not for purposes of Plan contributions or contribution allocations. For these purposes the term “Differential Wage Payment” means a payment defined in Code Section 3401(h)(2) that is made by the Company to an individual who is performing service in the uniformed services while on active duty for a period of more than 30 days.

6.02      Correction of Contributions in Excess of Section 415 Limits. Prior to January 1, 2008, if the Annual Additions for a Participant exceed the limits of Section 6.01 as a result of the allocation of forfeitures, a reasonable error in estimating a Participant’s annual compensation for purposes of the Plan, a reasonable error in determining the amount of elective deferrals (within the meaning of Section 402(g)(3) of the Code) that may be made with respect to any individual, or under other limited facts and circumstances that the Commissioner finds justify the availability of the rules set forth in this Section 6.02, the excess amounts shall not be deemed Annual Additions if they are treated in accordance with any one or more of the following in the order of precedence set forth below:

(a)     Prior to January 1, 2008, distribute to the Participant, no later than the first April 15th following the close of the Participant’s taxable year, that portion, or all, of his Voluntary After-Tax Contributions, as is necessary to insure compliance with Section 6.01.

(b)     Prior to January 1, 2008, distribute to the Participant, no later than the first April 15th following the close of the Participant’s taxable year, that portion, or all, of first, his Deferral Contributions (within the meaning of Code Section 402(g)(3)) and then his Roth Contributions (plus gains attributable thereto) that are not matched by Matching Employer Contributions, as is necessary to insure compliance with Section 6.01.

(c)     Prior to January 1, 2008, distribute to the Participant, no later than the first April 15th following the close of the Participant’s taxable year, that portion, or all, of first, his Deferral Contributions (within the meaning of Code Section 402(g)(3)) and then his Roth Contributions (plus gains attributable thereto) that are matched by Matching Employer Contributions and forfeiture of the corresponding Matching Employer Contributions on a prorata basis, as is necessary to insure compliance with Section 6.01.

(d)     Prior to January 1, 2008, forfeiture of that portion, or all, of the Discretionary Employer Contributions and any Forfeitures that were allocated to the Participant’s Accounts, as is necessary to ensure compliance with Section 6.01.

Prior to January 1, 2008, any amounts returned or distributed to the Participant under Subsections (a) through (c) above shall be disregarded for purposes of Section 402(g), the actual deferral percentage test of Section 401(k)(3) of the Code, and the actual contribution percentage test of Section 401(m) of the Code.

Prior to January 1, 2008, any amounts forfeited under this Section 6.02 shall be reallocated to the Accounts of Participants who are not effected by the limitations of Section 6.01 in the same proportion as their Basic Compensation bears to the Basic Compensation of all Participants.

Prior to January 1, 2008, if the reallocation of all or a portion of the amounts forfeited under this Section 6.02 would cause the Annual Additions to exceed the limitations set forth in Section 6.01 with respect to all Participants, that portion of such forfeited amounts shall be held in a suspense account (which shall be separate from that Suspense Account defined in Section 1.35 hereof) and shall be applied, subject to Section 6.01, toward funding the Employer contributions for the next succeeding Plan Year. Such application shall be made prior to any Employer contributions that would constitute Annual Additions. If any amount remains in a suspense account provided for under this Section 6.02 upon termination of this Plan, such amount will revert to the Employers notwithstanding any other provision of this Plan.

6.03      Combination of Plans. Notwithstanding any provisions contained herein to the contrary, in the event that an Employer maintains any other Defined Contribution Plan and the sum of the Annual Additions with respect to a Participant exceeds the limitations contained in Section 6.01, corrective adjustments shall not be made in said Participant’s Accounts under this Plan if such other Defined Contribution Plan provides for corrective adjustments that will prevent a violation of the limitations contained in section 6.01.

6.04      Reversion of Employer Contributions. Employer contributions computed in accordance with the provisions of this Plan shall revert to the Employer that made such contributions under the following circumstances:

(a)     Mistake. In the case of an Employer contribution which is made by reason of a mistake of fact, such contribution shall be returned to the Employer within one year after the payment of the contribution.

(b)     Qualification. If a contribution is conditioned on the initial qualification of the Plan under Section 401(a) of the Code, and if the Plan does not qualify, then such contributions shall be returned to the Employer within one year after the date of denial of qualification of the Plan.

(c)     Deductibility. If any Employer contribution is determined to be nondeductible under Section 404 of the Code, then such Employer contribution, to the extent that it is determined to be nondeductible, shall be returned to the Employer within one year after the disallowance of the deduction.

   The amount which may be returned to the Employer under this Section 6.04 is the excess of (a) the amount contributed over (b) the amount that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction. Earnings attributable to the excess contribution shall not be returned to the Employer, but losses attributable thereto shall reduce the amount to be so returned. If the withdrawal of the amount attributable to the mistaken contribution would cause the balance of the Account of any Participant to be reduced to less than the balance which would have been in the Account had the mistaken amount not been contributed, then the amount to be returned to the Employer shall be limited so as to avoid such reduction.

ARTICLE VII

ALLOCATIONS AND ACCOUNTS OF PARTICIPANTS

7.01      Valuations. As of each Valuation Date, the Trustee shall determine the fair market value of the Trust Fund, and the Plan Administrator shall determine the fair market value of the Accounts of each Participant. The value of the Accounts of Participants as of any Valuation Date shall be equal to the value of such Accounts as of the last Valuation Date, plus or minus the applicable adjustments contained in Section 7.02.

7.02      Allocations. As of each Valuation Date, the Accounts of each Participant shall be adjusted in the manner provided in this Section.

(a)     Earnings or Losses. The investment earnings or losses shall be allocated to the Accounts of Participants on each Valuation Date.

(b)     Employer Contributions.

(1)     Discretionary Employer Contributions. On each Plan Anniversary Date, the Discretionary Employer Contribution Account of each Participant shall be increased by any allocation of the Employer Contributions as set forth in Section 5.02 hereof.

(2)     Deferral Contributions. On each Valuation Date, the Deferral Contribution Account of each Participant shall be increased by that amount agreed to by each Participant pursuant to his deferral agreement with an Employer. Such Deferred Contribution Accounts shall also be increased by the amount of any Catch-up Contributions made by the Participant.

(3)     Matching Contributions. On each Valuation Date, the Matching Contribution Account of each Participant who has made Deferral Contributions during the Plan Year shall be increased by the allocation of Matching Contributions in the amount determined under Section 4.01 hereof.

(4)     Rollover Contributions. On each Valuation Date, the Rollover Account of each Participant shall be increased by the amount of his Rollover Contributions or direct transfers, if any, made pursuant to Section 3.06 since the immediately preceding Valuation Date.

(5)     Roth Contributions. On each Valuation Date, the Roth Contribution Account of each Participant shall be increased by that amount designated by each Participant as a Roth Contribution pursuant to his deferral agreement with an Employer after each payroll period.

(6)     Voluntary After-Tax Contributions. On each Valuation Date, the Voluntary After-Tax Account of each Participant shall be increased by the amount of his Voluntary After-Tax Contributions, if any, made pursuant to Section 4.06 since the immediately preceding Valuation Date.

(c)     Roth In-Plan Rollovers. On each Valuation Date, the Roth in-Plan rollover account of each Participant shall be increased by the amount of his Roth in-Plan rollover, if any, pursuant to Section 3.08 since the immediately preceding Valuation Date.

7.03      Determinations of Value. In determining the value of the Trust Fund, and the Accounts of Participants, the Trustee and the Plan Administrator shall exercise their best judgment, and all such determinations of value shall be binding upon all Participants and their Beneficiaries. All allocations shall be deemed to have been made as of the Valuation Date, regardless of when actual allocations were made.

ARTICLE VIII

PAYMENT OF BENEFITS TO PARTICIPANTS

8.01      Vesting General. A Participant’s Deferral Contribution Account, Roth Contribution Account, Voluntary After-Tax Contribution Account and Rollover Account shall at all times be 100% vested and nonforfeitable. A Participant shall be entitled to a percentage of his Discretionary Employer Contribution Account and his Matching Employer Contribution Account determined in accordance with the vesting schedule set forth in Section 8.06 herein.

8.02      Normal Retirement. When a Participant attains age 65, the full value of his Accounts shall be nonforfeitable. After both reaching his Normal Retirement Date and retiring, a Participant shall become entitled to payment of the full value of his Accounts as soon as administratively feasible following the end of the Plan Year in which the Participant requests a distribution. The Participant’s Accounts shall be valued on the Valuation Date immediately preceding the distribution.

8.03      Late Retirement. In the event that a Participant continues as an Employee of an Employer following his Normal Retirement Date, such Participant shall continue to be an active Participant under the Plan until his retirement and, upon his retirement, he shall become entitled to the full value of his Accounts as soon as administratively feasible following the end of the Plan Year in which the Participant requests a distribution. The Participant’s Accounts shall be valued on the Valuation Date immediately preceding the distribution.

8.04      Death Benefit.

(a)     If a Participant dies while an active Participant under the Plan, his Beneficiary or Beneficiaries shall be entitled to the full value of his Accounts. The Participant’s Accounts shall be valued on the Valuation Date immediately preceding the distribution.

(b)     Except as provided in this Subsection (b), the balance of the Participant’s Accounts shall be payable in full to the Participant’s surviving spouse.

If there is no surviving spouse, or if the spouse of the Participant consents in writing, the balance of the Participant’s Accounts may be paid in full to a designated Beneficiary. Any consent by a spouse that the balance of the Participant’s Accounts may be payable to a designated Beneficiary must be in writing, must acknowledge the effect of such consent and must be witnessed by the Plan Administrator or a Notary Public. Further, the consent must acknowledge the specific nonspouse Beneficiary so named and provide (1) that the Participant may not subsequently change the nonspouse Beneficiary without again obtaining his or her spouse’s consent or (2) that the spouse expressly permits changes in the designation without any requirement of further consent by the spouse. The Plan Administrator may, in its sole discretion, require information or documentation necessary to establish to its satisfaction that the spouse’s consent described above may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. For purposes of this Subsection (b), any consent by a spouse (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse.

If there is no surviving spouse, or if a Participant’s spouse has consented in the manner described in the immediately preceding paragraph, each Participant shall have the right to designate, by giving a written designation to the Plan Administrator, a person or persons or entity other than his or her spouse as his designated Beneficiary to receive the death benefit provided under this Section 8.04. Successive designations may be made, and the last designation received by the Plan Administrator prior to the death of the Participant shall be effective and shall revoke all prior designations, provided that appropriate spousal consent has been obtained. If a designated Beneficiary shall die before the Participant, his interest shall terminate, and, unless otherwise provided in the Participant’s designation, if the designation included more than one Beneficiary, such interest shall be paid in equal shares to those Beneficiaries, if any, who survive the Participant. A Participant shall have the right to designate the method of payment of benefits to his Beneficiary or Beneficiaries in the Participant’s Accounts under the Plan. The Participant shall have the right to revoke the designation of any Beneficiary without the consent of the Beneficiary.

If a Participant shall fail to designate a Beneficiary, if such designation shall for any reason be illegal or ineffective, or if no Beneficiary shall survive the Participant, his death benefits shall be paid in accordance with the provisions of Section 8.11 of this Plan.

8.05      Disability. When it is determined that a Participant is Totally and Permanently Disabled, the Plan Administrator shall certify such fact to the Trustee, and such Disabled Participant shall be entitled to receive the full value of his Accounts, within 60-days of the Participant’s or his legal representative’s request for distribution of benefits. The Participant’s Accounts shall be valued on the Valuation Date immediately preceding the distribution.

8.06      Termination of Employment. Whenever the employment of a Participant is terminated for reasons other than his actual retirement on his Normal or Late Retirement Date, death or Total and Permanent Disability, the Participant may file a written claim for benefits with the Plan Administrator requesting distribution of 100% of his Deferral Contribution Account, Roth Contribution Account, Voluntary After-Tax Contribution Account and Rollover Account, and the nonforfeitable percentage of his Discretionary Contribution Account and Matching Employer Contribution Account (hereinafter referred to as the Participant’s “distributable balance”). Alternatively, such Participant may elect to defer receipt of his distributable balance to a time not later than that set forth in Section 8.08 hereof. Subject to Sections 13.01 and 16.14 hereof, the nonforfeitable percentage of a Participant’s Matching Employer Contribution Account and Discretionary Contribution Account shall be determined from the following schedule:

Completed Years of Service	Vested Percentage	Forfeitable Percentage
Less than 2	0%	100%
2 but less than 3	20%	80%
3 but less than 4	40%	60%
4 but less than 5	60%	40%
5 but less than 6	80%	20%
6 or more	100%	0%

 That portion of the Discretionary Contribution and Matching Employer Contribution Accounts to which the Participant is not entitled shall be credited to the Suspense Account (which will always share in earnings or losses of the Trust) and at such time as the amount becomes available in accordance with Section 1.18 hereof.

8.07      Method of Payment.

(a)     Forms of Payment. Subject to the provisions of Sections 8.06, 8.08 and 8.13, a Participant separating from service for any reason, or his Beneficiary in the event of the Participant’s death, shall elect a time for commencement of distribution of any benefits under the Plan as provided hereinafter. The election by the Participant or the Beneficiary shall be in writing and, subject to Section 8.07(c), shall be filed with the Plan Administrator at least 30 days before distribution is to be made. The Participant or Beneficiary shall select one of the following alternative forms of distribution of a Participant’s Accounts:

(1)     A lump sum distribution; or

(2)     Periodic installments (either monthly or annually) for a period not to exceed the Participant’s life expectancy, or the joint life expectancy of the Participant and the Participant’s spouse.

(b)     Mandatory Cash-Out. Notwithstanding that the Participant may not have incurred a Break in Service, and irrespective of whether the Participant files a written claim for benefits or elects to defer receipt of benefits under Section 8.06(a), the Plan Administrator shall direct payment in a single sum to such Participant if the vested portion of his Accounts do not then exceed $1,000. The distribution shall be made as soon as administratively practicable following the date the Participant becomes entitled to a distribution.

(c)     Consent and Notice Requirements. If the value of the vested portion of a Participant’s Accounts derived from Employer and Employee Contributions exceeds $1,000 and the vested account balance is immediately distributable, the Participant must consent to any distribution of such vested account balance. The consent of the Participant shall be obtained in writing within the 90-day period ending on the “annuity starting date”. The term “annuity starting date” shall mean the first day of the first period for which an amount is paid as an annuity or in any other form. A vested account balance is immediately distributable if any part of the vested account balance could be distributed to the Participant before the Participant attains the later of his Normal Retirement Date or age 62.

The Plan Administrator shall notify the Participant of the right to defer any distribution until the Participant’s vested account balance is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Section 417(a)(3) of the Code; such notification shall be provided no less than 30 days and no more than 90 days prior to the annuity starting date.

If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

(1)     the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option); and

(2)     the Participant, after receiving the notice, affirmatively elects a distribution.

For any Eligible Rollover Distribution as defined in Section 8.18, the Plan Administrator shall provide to the recipient, not more than 90 days nor less than 30 days prior to a scheduled distribution date, a special tax notice in accordance with Code Section 402(f).

For any Eligible Rollover Distribution as defined in Section 8.18 that is a mandatory cash-out under Section 8.07(b), the Plan Administrator shall provide, in addition to the notice described in the preceding paragraph, a notice informing the recipient that his Eligible Rollover Distribution shall be automatically rolled over into an automatic rollover account as described in Section 8.19. If the recipient does not provide an affirmative election in response, no distribution shall be made until at least 30 days following the date of such notice.

8.08      Commencement of Benefits.

(a)     Required Distribution - General. Once a written claim for benefits is filed with the Plan Administrator and unless the Participant elects to have payment begin at a later date, payment of benefits to the Participant shall begin not later than 60 days after the last day of the Plan Year in which the latest of the following events occur:

(1)     The Participant’s Normal Retirement Date;

(2)     The 10th anniversary of the date the Employee became a Participant; or

(3)     The Participant’s separation from service.

8.09      Death Distributions.

(a)     Death After Commencement of Benefits. If the Participant dies before his entire nonforfeitable interest has been distributed to him, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution selected by the Participant as of the date of his death.

(b)     Death Prior to Commencement of Benefits. If the Participant dies before the distribution of his nonforfeitable interest has begun, the entire interest shall be distributed within five years after the death of such Participant.

(1)     If any portion of the Participant’s interest is payable to a Beneficiary designated by the Participant, distribution shall be made in a single sum not later than one year after the date of the Participant’s death.

(2)     If the designated Beneficiary is the surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the date on which the Participant would have attained age 70-1/2, and, if the surviving spouse dies before distributions begin, subsequent distributions shall be made as if the spouse had been the Participant.

(c)     Distributions to Children. For purposes of this Section 8.09, any amount paid to a child of the Participant shall be treated as if it had been paid to the surviving spouse if the amount becomes payable to the surviving spouse when the child reaches the age of majority.

(d)     Notwithstanding anything to the contrary herein, if a Participant dies while performing qualified military service (as defined in Code § 414(u)), to the extent required by Internal Revenue Code Section 401(a)(37) the Beneficiaries of the Participant are entitled to any additional benefits (if any, and other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

8.10      Earnings for Deferred Accounts or Installment Payments. If the distribution of benefits to a Participant or to the Beneficiary of a Participant will either be paid in installments or delayed beyond one or more Valuation Dates if payable in lump sum, his Accounts shall remain in the Trust Fund and shall continue to participate in the allocation of earnings or losses as provided in Section 7.02 hereof until fully distributed.

8.11      Beneficiaries. If, at the time of a Participant’s death while benefits are still outstanding, his named Beneficiary does not survive him, the benefits shall be paid to his named Contingent Beneficiary in accordance with the terms of Section 8.04. If a deceased Participant is not survived by either a named Beneficiary or Contingent Beneficiary (or if no Beneficiary or Contingent Beneficiary was effectively named), the benefits shall be paid in a lump sum to the person or persons in the first of the following classes of beneficiaries with one or more members of such class then surviving: The Participant’s (a) widow or widower, (b) children, (c) parents, (d) brothers and sisters, or (e) executors and administrators. If the Beneficiary or Contingent Beneficiary is living at the death of the Participant, but such person dies prior to receiving the entire death benefit, the remaining portion of such death benefit shall be paid in a single sum to the estate of such deceased Beneficiary or Contingent Beneficiary.

8.12      Account Adjustments.

(a)     The distributable value of a Participant’s Accounts shall be appropriately adjusted to take into account any payments or distributions to or for the Participant under Section 8.07.

(b)     The receipt by a Participant of any payments or distributions under Section 8.07 shall in no way affect the entitlement of an otherwise eligible Participant or his Beneficiaries to receive further allocations of Employer Contributions and earnings or losses on the remaining balance of his Accounts.

8.13      Cash-Out Procedure. If the Participant, on or before the date of his termination of employment by reason of discharge or resignation requests in writing that the Plan Administrator distribute to him the vested portion of his Accounts, the Plan Administrator shall direct the Trustee to pay such amount to the Participant. The Participant’s vested benefits shall be paid to him as soon as administratively feasible following the end of the Plan Year in which the Participant requests a distribution. The Participant’s Accounts shall be valued as of the Valuation Date immediately preceding the distribution. Such Participant’s Years of Service for vesting purposes shall be determined as of his date of termination. Once the Plan Administrator issues the directive for the Trustee to pay the Participant, the cash-out shall be deemed to be in process or pending. The nonvested portion of a Participant’s Accounts that is not distributed to him at the time of the cash-out shall be forfeited immediately, and such forfeited amount shall be utilized in accordance with Section 1.18 hereof. Absent a buy-back by the Participant under Section 8.14, the actual payment of benefits under this Section 8.13 shall satisfy all obligations of the Trust to such Participant.

8.14      Buy-Back Procedure. A terminated Participant who has voluntarily elected to receive a cash-out of benefits pursuant to Section 8.13 or who receives a mandatory cash-out of the Plan pursuant to Section 8.07(b) and who returns to the employ of the Employer before incurring five consecutive Breaks in service, shall be permitted to repay the cash-out amount to the Trust Fund and thereby be entitled to a restoration of his benefits under the Plan in an amount not less than that amount determined as of the Valuation Date immediately preceding the actual payment of the cash-out, unadjusted by any subsequent gains or losses. The Participant must repay the full amount distributed to him before the earlier of (a) five years from the first date on which the Participant is subsequently reemployed by the Employer or (b) the close of a period of five consecutive Breaks in Service commencing after the withdrawal. The permissible sources for restoration of accrued benefits are subsequent (a) income or gain to the Plan, (b) Forfeitures, or (c) Employer Contributions. Restoration of accrued benefits to which an Employee is entitled under this Section shall be made, as deemed necessary and proper by the Plan Administrator, from one or more of the permissible sources named above prior to the normal allocation of such funds under this Plan. A terminated Participant who is deemed to be cashed-out of the Plan pursuant to Subsection 8.07(b) above and who returns to the employ of the Employer before incurring five consecutive Breaks in Service shall be deemed to have bought back into the Plan and shall also be entitled to a restoration of his benefits as provided under this Section 8.14.

8.15      Reemployment after Break in Service.

(a)     A terminated Participant who is reemployed after incurring a Break in Service shall be entitled to receive credit for vesting purposes for Years of Service earned prior to the Break in Service subject to the following rules:

(1)     If he had a vested right to all or a portion of his Account balance at the time of his termination of employment, he shall receive credit for Years of Service earned prior to his Break in Service upon his completion of a Year of Service following the date of his reemployment.

(2)     If he did not have a vested right to all or any portion of his Account balance at the time of his termination of employment, he shall receive credit for Years of Service earned prior to his Break in service if (i) he completes a Year of Service after his reemployment, and (ii) at the time he completes such Year of Service his number of consecutive Breaks in Service is less than 5 or less than his aggregate Years of Service earned before his initial Break in Service.

(b)     All Years of Service earned after 5 consecutive Breaks in Service shall be disregarded in determining a Participant’s nonforfeitable percentage in his Account balance attributable to Employer Contributions prior to such 5 year period.

(c)     If a terminated Participant is reemployed after 5 consecutive Breaks in Service, then separate accounts shall be maintained as follows:

(1)     one account for nonforfeitable benefits attributable to pre-break service; and

(2)     one account representing his status in the Plan attributable to post-break service.

(d)     If a distribution is made from a Participant’s Account before his Account is fully vested, and the Participant may increase the vested percentage in his Account, then at any relevant time after the distribution, the vested portion of his Account will not be less than an amount equal to the amount “X” determined by the following formula:

X = P (AB + D) - D

For purposes of the formula, P is the Participant’s vested percentage at the relevant time, AB is his Account balance at the relevant time, and D is the amount of the distribution.

8.16      TEFRA 242(b)(2) Transitional Rules. Any distribution made pursuant to a TEFRA transitional rule distribution election shall meet the requirements of Code Section 401(a)(9) as in effect on December 31, 1983 and shall also satisfy Code Sections 401(a)(11) and 417.

8.17      Limitations on Certain Distributions. Except as required under Section 3.03(b) and Section 3.04(c), no amounts may be distributed to a Participant or his Beneficiary from his Deferral Contribution Account prior to the earlier of:

(1)     severance from employment, death, or disability of the Participant;

(2)     attainment of age 59-1/2 by the Participant, if in-service withdrawals at age 59-1/2 are otherwise allowed by the terms of this Plan;

(3)     termination of this Plan without establishment of another defined contribution plan, other than an employee stock ownership plan (as defined in Section 4975(e) or Section 409 of the Code) or a simplified employee pension plan as defined in Section 408(k) of the Code; or

(4)     upon hardship of the Participant, if hardship withdrawals are otherwise allowed by the terms of this Plan.

All distributions made pursuant to one or more of the foregoing are subject to any Participant and spousal consent requirements required for other distributions under the terms of the Plan. In addition, distributions that are triggered by events set forth in subclauses (3) or (4) above must be made in a lump sum.

8.18      Requirement for Direct Rollovers. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Article VIII or under Article VIII, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(a)     Definitions.

(1)     Eligible Rollover Distribution: An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of 10 years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any hardship distribution described in Section 402(c)(4)(C) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(2)     Eligible Retirement Plan: An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. In addition, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. In the case of a distribution to a surviving spouse, or to a spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, the definition of “Eligible Retirement Plan” in the preceding paragraph shall apply. On and after January 1, 2008, an Eligible Retirement Plan shall also include a Roth IRA to the extent permitted by Code Section 408A(e), and the regulations promulgated thereunder.

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of Voluntary After-Tax Contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

Notwithstanding any provision of the Plan to the contrary, a Direct Rollover of a distribution from a Roth Contributions Account will only be made to another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code or to a Roth individual retirement account as described in Section 408A of the Code, and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

(3)     Distributee: A Distributee includes an Employee or former Employee. In addition, the Employee’s or former employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse. On and after January 1, 2007, Distributee includes the Employee’s designated beneficiary (as defined by Code Section 401(a)(9)(E)) who is not his or her surviving spouse, to the extent permitted by Internal Revenue Code Section 402(c)(11).

(4)     Direct Rollover. A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

8.19      Automatic Rollover Procedures.

(a)     In the case of any mandatory cash-out subject to the automatic rollover rules set out in Section 8.07(b), the Plan Administrator shall establish an automatic rollover account under an individual retirement plan. If the individual retirement plan is a trust or custodial account, it shall be established with a bank, an insured credit union, or other corporation subject to supervision and examination by the Commissioner of Banking or other state officer in charge of the administration of banking under the laws of the state, or a “qualified nonblank trustee” within the meaning of IRC Section 408(n). If the individual retirement plan is an annuity, it shall be issued by an insurance company qualified to do business in any state. The provider of such individual retirement plan must agree in writing that:

(1)     It shall establish an automatic rollover account, which is an individual retirement plan within the meaning of Code Section 7701(a)(37) and which shall be invested in an investment product determined by the provider to be designed to preserve principal and provide a reasonable rate of return, whether or not such return is guaranteed, consistent with liquidity. Such investment product shall seek to maintain, over the term of the investment in that product, the dollar value that is equal to the amount initially invested in the product.

(2)     Such investment product shall be offered by a state or federally regulated financial institution, which shall be (i) a bank or saving association, the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a credit union, the member accounts of which are insured within the meaning of Section 101(7) of the Federal Credit Union Act, (iii) an insurance company, the products of which are protected by State guaranty associations, (iv) an investment company registered under the investment Company Act of 1940, or (v) such other investment product as may be permitted by the U.S. Department of Labor under the applicable regulations or similar authority.

(3)     All fees and expenses incurred under the rollover account (including establishment charges, maintenance fees, investment expenses, termination costs and surrender charges) shall not exceed the fees and expenses charged by the provider for comparable individual retirement plans established for reasons other than the receipt of a rollover distribution subject to the provisions of Code § 401(a)(31(B).

(4)     The participant on whose behalf the Plan Administrator makes an automatic rollover shall have the right to enforce the terms of the contractual agreement establishing the rollover account, with regard to his or her rolled-over funds, against such provider.

(b)     No such automatic rollover shall be made unless the Participant has received a summary plan description or summary of material modification describing the Plan’s automatic rollover provisions, including the information required under DOL Reg. § 2550.404a-2.

(c)     Following the distribution, the Plan shall notify the Participant that the automatic rollover has been made and that the Participant has the right to transfer the funds to a different individual retirement account.

8.20      Required Minimum Distributions.

(a)     Distribution to Five Percent Owners. The payment of benefits to a Participant who is a five percent or greater owner of the Employer (as defined by Section 416 of the Code) with respect to the Plan Year ending in the calendar year in which the Participant attains age 70-1/2, shall begin not later than April 1 of the calendar year following the calendar year in which the Participant attains age 70-1/2, regardless of the Participant’s actual retirement.

(b)     Distribution to Non-Five Percent owners. The payment of benefits to Participants other than five percent owners must commence no later than the first day of April following the calendar year in which the Participant terminates employment or attains age 70-1/2, whichever is later.

(c)     General Rules.

(1)     Effective Date. The provisions of this Section will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

(2)     Precedence. The requirements of this Section 8.20 will take precedence over any inconsistent provisions of the Plan.

(3)     Requirements of Treasury Regulations Incorporated. All distributions required under this Section 8.20 will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

(4)     TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section 8.20, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

(d)     Time and Manner of Distribution.

(1)     Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(2)     Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A)     If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(B)     If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then, distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)     If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)     If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 8.20(d)(2), other than Section 8.20(d)(2)(A), will apply as if the surviving spouse were the Participant.

For purposes of this Section 8.20(d)(2) and Section 8.20(f), unless Section 8.20(d)(2)(D) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Section 8.20(d)(2)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 8.20(d)(2)(A). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 8.20(d)(2)(A)), the date distributions are considered to begin is the date distributions actually commence.

(3)     Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year, distributions will be made in accordance with Section 8.20(e) and (f). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

(e)     Required Minimum Distributions During Participant’s Lifetime.

(1)     Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(A)     the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(B)     if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.

(2)     Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 8.20(e) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(f)     Required Minimum Distributions After Participant’s Death.

(1)     Death On or After Date Distributions Begin.

(A)     Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

(i)     The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)     If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(iii)     If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B)     No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)     Death Before Date Distributions Begin.

(C)     Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in Section 8.20(f)(1).

(D)     No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(E)     Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 8.20(d)(2)(A), this Section 8.20(f)(2) will apply as if the surviving spouse were the Participant.

(g)     Definitions.

(1)     Designated Beneficiary shall mean the individual who is designated as the Beneficiary under Section 8.04 of the Plan and is the designated beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(2)     Distribution Calendar Year shall mean a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 8.20(d)(2). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(3)     Life Expectancy shall mean the life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(4)     Participant’s Account Balance shall mean the balance in the Participant’s Account(s) as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (the “Valuation Calendar Year”) increased by the amount of any contributions made and allocated or forfeitures allocated to the balance in the Participant’s Account(s) as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date. The balance in the Participant’s Account(s) for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the Distribution Calendar Year if distributed or transferred in the Valuation Calendar Year.

(5)     Required Beginning Date shall mean the date specified in Section 8.20(a) and (b) of the Plan.

(h)     WRERA Provisions.

Notwithstanding the Plan’s required minimum distribution provisions as in effect prior to the effective date of this amendment, a participant or beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code (“2009 RMDs”) and who would have satisfied those requirements by receiving distributions that are equal to the 2009 RMDs will not receive those distributions for 2009 unless the participant or beneficiary chooses to receive such distributions, provided, however the Plan will deem an election then in effect to receive distributions in installments pursuant to Section 8.07(a)(2) (“Extended 2009 RMDs”) to be an election to receive minimum required distributions unless the Participant elects not to receive them. Participants and beneficiaries described in the preceding sentence have the opportunity to elect to receive the 2009 RMDs. (or not receive the Extended 2009 RMDs). In addition, notwithstanding the minimum required distribution provisions of the Plan and solely for purposes of applying the direct rollover provisions of the Plan, 2009 RMDs and Extended 2009 RMDs will also be treated as eligible rollover distributions in 2009 in accordance with the applicable IRS guidance promulgated pursuant to Code Section 401(a0(9)(H).

ARTICLE IX

LOANS AND WITHDRAWALS

9.01       Loans to Participants.

(a)     The Committee may, in its sole discretion, direct the Trustee to make a loan or loans from the Trust Fund to any Participant (other than a Participant with an existing Plan loan in arrears) (1) who is an Employee on the active payroll of an Employer, (2) who is receiving long-term disability payments under a plan maintained by his Employer, (3) who is on a leave of absence authorized by his Employer, or (4) who is a party in interest as defined in Section 3(14) of ERISA. All loan applications shall be made in accordance with the procedures established by the Plan Administrator, which shall form a part of this Plan. Such procedures shall establish the terms and conditions of loans under the Plan, including the events constituting default, and shall be consistent with the provisions of this Section 9.01.

(b)     The total amount of all loans outstanding to any one Participant under all qualified plans maintained by the Employer shall not exceed the lesser of (1) $50,000, reduced by the excess of the highest outstanding balance of loans from all qualified plans maintained by the Employer during the twelve-month period ending on the day before a loan is made, over the outstanding balance of any loans to the Participant from all qualified plans maintained by the Employer on the date the loan is made, or (2) fifty percent (50%) of such Participant’s Account as of the Valuation Date coinciding with or next following the date the loan application is made. The minimum amount of any loan shall not equal less than $1,000.

(c)     The principal amount of a loan shall be obtained pro rata from each Investment Fund in which the Participant’s Account is invested at that time such loan is obtained. Funds allocated to a Participant’s Roth Contribution Account, and Roth in-Plan rollover account, are available for a Plan loan. Plan loan repayments shall be allocated in the same proportion as principal loan amounts are obtained.

(d)     The Plan Administrator shall adopt and follow uniform and nondiscriminatory procedures in making loans under this Plan to make certain that such loans (1) are available to all Participants on a reasonably equivalent basis, (2) are not made available to Highly Compensated Employees, officers, or shareholders in an amount greater than the amount made available to other Participants, (3) bear a reasonable rate of interest, and (4) are adequately secured. The repayment of such loans by any Participant who is an Employee on the active payroll of the Employer shall be made through payroll deduction. Such repayment shall extend for a period certain of at least twelve (12) months (unless repaid in full), but not to exceed Sixty (60) months, expressed in any number of whole months (including the month the loan is made).

(e)     The Plan Administrator shall direct the Trustee to obtain from the Participant such note and adequate security as it may require. All loans made pursuant to this Section 9.01 shall be secured by the Participant’s Account, and no other types of collateral may be used to secure a loan from the Plan. Notwithstanding the provisions of Section 16.08, if a Participant defaults on a loan under the Plan or if the Participant’s employment terminates prior to full repayment thereof, in addition to any other remedy provided in the loan instruments or by law, the Plan Administrator may direct the Trustee to charge against that portion of the Participant’s Account which secures the loan the amount required to fully repay the loan. Under no circumstances, however, shall any unpaid loan be charged against a Participant’s Account until permitted by applicable law. This Section authorizes only the making of bona fide loans and not distributions, and before resort is made against a Participant’s Account for his failure to repay any loan, such other reasonable efforts to collect the same shall be made by the Plan Administrator as it deems reasonable and practical under the circumstances.

(f)     No distribution shall be made to any Participant unless and until all unpaid loans to such Participant have either been paid in full or deducted from the Participant’s Account.

(g)     All loans made under this Section 9.01 shall be considered earmarked investments of the Participant’s Account, and any repayment of principal and interest shall be reinvested in accordance with the Participant’s investment direction in effect on the date of such repayment.

9.02       Hardship Withdrawals.

Subject to the provisions of this Section 9.02, a Participant may elect, at any time before his termination of employment to withdraw up to 100% of his Account due to financial hardship of the Participant.

(1)     A Participant may elect to withdraw an amount not to exceed the balance of his Deferral Contribution Account and Roth Contribution Account (not including earnings or appreciation thereon for Plan Years beginning after December 31, 1988), his Voluntary After-Tax Contribution Account, his Discretionary Contribution Account, and his Matching Contribution Account.

(2)     If a Participant requests a hardship withdrawal, such withdrawal will require the consent of the Plan Administrator and such consent shall be given only if, under uniform rules and regulations, the Plan Administrator determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Participant, the amount of the withdrawal does not exceed such financial need, and the amount of the withdrawal is not reasonably available from other resources of the Participant. In making the determination described in this subclause (2), the Plan Administrator shall rely upon subclauses (4) and (5) below in determining what constitutes an immediate and heavy financial need and that the withdrawal is necessary to satisfy such need.

(3)     All withdrawal elections shall be made by the Participant in writing on a form to be supplied by the Plan Administrator for such purpose. The Plan Administrator may request from the Participant such personal financial information as it deems necessary in order to determine that a hardship exists.

 (4)     For purposes of this Section 9.02, the following shall be deemed to be immediate and heavy financial needs:

(A)    Expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(a) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(B)     Costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(C)     Payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, the Participant’s spouse, child, or Dependent;

(D)     The need to prevent eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(E)      Payment of funeral expenses for the Participant’s deceased parent, spouse, child, or Dependent;

(F)     Payment of expenses for the repair of damage to the Participant’s principal residence that would qualify for a casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(G)     Any other need which the Commissioner of the Internal Revenue Service, through the publication of revenue rulings, notices, or other documents of general applicability, deems to be immediate and heavy.

 (5)     For purposes of this Section 9.02, a withdrawal shall be deemed necessary to satisfy an immediate and heavy financial need if:

(A)    The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant, including any amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution;

(B)     The Participant has obtained all distributions and all non-taxable loans currently available under all plans maintained by the Employer;

(C)     The Participant has utilized financial resources including assets belonging to the Participant’s spouse and minor children that are reasonably available to the Participant; and

(D)     The Participant agrees to suspend all deferral and voluntary employee contributions to all plans of the Employer for at least 6 months after receipt of the distribution under this Section 9.02.

 (6)      For purposes of Section 9.02(4)(c), a dependent shall mean a dependent as defined in Section 152 of the Code, determined without regard to Code Sections 152(b)(1), 152(b)(2), and 152(d)(1)(B) and, for purposes of Section 9.02(4)(E), be determined without regard to Code Section 152(d)(1)(B).

9.03       In-Service Withdrawals. A Participant may withdraw all or a portion of the vested portion of his Discretionary Contribution Account and his Matching Contribution Account while an Employee subject to the following restrictions

(a)     An Employee who has been a Participant in the Plan for five or more years may withdraw up to the entire vested portion of his Discretionary Contribution Account and his Matching Contribution Account; or

(b)     An Employee who has been a Participant in the Plan for less than five may withdraw up to only the vested of his portion of his Discretionary Contribution Account and his Matching Contribution Account which has been credited to such Accounts for at least two full Plan Years, measured from the date such contributions were allocated.

A Participant may also withdraw all or a portion of his Rollover Account and Voluntary After-Tax Contribution Account at any time. In addition, a Participant who attains age 59 ½ may withdraw all or a portion of his Deferral Contribution Account and Roth Contribution Account at any time.

Such withdrawals shall be made as soon as practicable after the Valuation Date following the Plan Administrator’s receipt of a Participant’s request to make such withdrawal. The Plan Administrator shall establish such administrative procedures as it deems appropriate for Participants to elect to receive in-service distributions under this Section 9.03.

ARTICLE X

CLAIMS PROCEDURE

10.01     Filing of Claim. A Plan Participant or Beneficiary shall make a claim for Plan benefits by filing a written request with the Plan Administrator upon a form to be furnished to him for such purpose.

10.02     Denial of Claim. If a claim is wholly or partially denied, the Plan Administrator shall furnish the Participant or Beneficiary with written notice of the denial within ninety (90) days of the date the original claim was filed. This notice of denial shall provide (a) the reason for denial, (b) specific reference to pertinent Plan provisions on which the denial is based, (c) a description of any additional information needed to perfect the claim and an explanation of why such information is necessary, and (d) an explanation of the Plan’s claim procedure.

10.03     Review of Denial. The Participant or Beneficiary shall have sixty (60) days from receipt of denial notice in which to make written application for review by the Plan Administrator. The Participant or Beneficiary may request that the review be in the nature of a hearing. The Participant or Beneficiary shall have the rights (a) to representation, (b) to review pertinent documents, and (c) to submit comments in writing.

10.04     Decision upon Review. The Plan Administrator shall issue a decision on such review within 60 days after receipt of an application for review as provided in Section 10.03 above.

10.05     Extension of Claim Procedure Time Periods. Notwithstanding any provision in this Article X to the contrary, the Plan Administrator may extend any time period described herein as he may deem necessary, provided, however, that any such extension shall meet the requirements of Department of Labor Regulations Section 2560.503-1.

10.06     Statute of Limitations. Except for any action against a fiduciary for a breach of his fiduciary duty, any action filed in state or federal court regarding any rights or obligations under this Plan must be brought within one (1) year from the date of the final decision of the Plan Administrator.

ARTICLE XI

THE PLAN ADMINISTRATOR

11.01     Designation. The Plan Sponsor shall be the Plan Administrator. The Plan Administrator shall maintain a permanent record of its actions with respect to the Plan which shall be available for inspection by appropriate parties as provided in the Code and ERISA.

11.02     Responsibilities in General. Subject to the limitations of the Plan, the Plan Administrator shall from time to time establish rules for the administration of the Plan and transaction of its business. The records of an Employer, as certified to the Plan Administrator, shall be conclusive with respect to any and all factual matters dealing with the employment of a Participant. The Plan Administrator shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, and all such determinations by the Plan Administrator shall be conclusive and binding on all persons, subject, however, to the provisions of the Code and ERISA.

11.03     Payment Orders. The Plan Administrator shall direct the Trustee in writing to make payments from the Trust Fund to Participants who qualify for such payments hereunder. Such written order to the Trustee shall specify the name of the Participant, his Social Security number, his address, and the amount and frequency of such payments. The payment of usual and reasonable administrative expenses may, at the election of the Plan Sponsor, be paid in whole or part by the Employers, and any expenses not so paid by the Employers shall be paid by the Trustee out of the principal or income of the Trust Fund. The Plan Administrator shall direct the Trustee, in writing, as to the payment of such administrative fees.

11.04     No Discrimination. The Plan Administrator shall not take action or direct the Trustees to take any action with respect to any of the benefits provided hereunder or otherwise in pursuance of the powers conferred herein upon the Plan Administrator which would be discriminatory in favor of Participants who are officers, shareholders, or highly compensated employees, or which would result in benefiting one Participant, or group of Participants, at the expense of another or in discrimination between Participants similarly situated or in the application of different rules to substantially similar sets of facts.

11.05     Requests by Trustee for Instructions. The Trustee may request instructions in writing from the Plan Administrator on any matters affecting the Trust and may rely and act thereon.

11.06     Allocations. The Plan Administrator shall be responsible for the determination of the Accounts of each Participant. The Trustee shall segregate any Accounts earmarked by Participants pursuant to the Trust Agreement but need not segregate the assets representing the various Accounts either among Participants or among Employers for investment purposes.

ARTICLE XII

THE TRUST FUND AND TRUSTEE

12.01     Existence of Trust. The Plan Sponsor has entered into a Trust Agreement with the Trustee to hold the funds necessary to provide the benefits set forth in this Plan.

12.02     Exclusive Benefit Rule. The Trust Fund shall be received, held in trust, and disbursed by the Trustee in accordance with the provisions of the Trust Agreement and this Plan. No part of the Trust Fund shall be used for or diverted to purposes other than for the exclusive benefit of Participants, retired Participants, disabled Participants, their Beneficiaries, or Contingent Beneficiaries under this Plan, or the payment of reasonable administrative expenses. No person shall have any interest in, or right to, the Trust Fund or any part thereof, except as specifically provided for in this Plan or the Trust Agreement or both.

12.03     Removal of Trustee. The Board of Directors of the Plan Sponsor may remove the Trustee at any time upon the notice required by the terms of the Trust Agreement.

12.04     Powers of Trustee. The Trustee shall have such powers to hold, invest, reinvest, or to control and disburse the funds as at that time shall be set forth in the Trust Agreement or this Plan.

12.05     Integration of Trust. The Trust Agreement shall be deemed to be a part of this Plan, and all rights of Participants or others under this Plan shall be subject to the provisions of the Trust Agreement.

12.06     Investment Funds. The Investment Funds shall be selected from time to time by the Plan Sponsor. In addition, the Investment Funds shall include a “Company Stock Fund”. The Company Stock Fund shall be invested and reinvested in Common Stock, provided that funds applicable to the purchase of Common Stock pending investment of such funds may be temporarily invested in short-term United States Government obligations, other obligations guaranteed by the United States Government, commercial paper, or certificates of deposit, and, if the Trustee so determines, may be transferred to money market funds utilized by the Trustee for qualified employee benefit trusts.

12.07     Investment of Contributions. Each Participant shall direct, at the time he elects to participate in the Plan and at such other times as may be directed by the Plan Administrator, that his Accounts be invested in one or more of the Investment Funds, provided such investments are made in such increments and according to such procedures as set forth by the Plan Administrator. If a Participant fails to provide investment direction, contributions to his Accounts shall be invested in the default investment fund designated for the Plan until the Participant elects otherwise.

12.08     Investment of Earnings. Interest, dividends, if any, and other distributions received by the Trustee with respect to an Investment Fund shall be invested in such Investment Fund.

12.09     Transfer of Assets between Funds. A Participant may direct in accordance with the provisions of this Section 8.04 and such procedures established by the Plan Administrator, that all of his interest in an Investment Fund or Funds attributable to amounts in his Accounts or any portion of such amount to the credit of his Accounts be transferred and invested by the Trustee as of such date in any other Investment Fund as designated by the Participant. Such direction shall be effective as soon as practicable after it is made.

12.10     Change in Investment Direction. Any investment direction given by a Participant shall continue in effect until changed by the Participant. A Participant may change his investment direction as to the future contributions and allocations to his Account in accordance with the procedures established by the Plan Administrator and such direction shall be effective as soon as practicable after it is made.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.01     Right to Amend. The Plan Sponsor reserves the right at any time, by action of its Board of Directors, to modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make such amendments effective retroactively, if necessary, to bring the Plan into conformity with regulations promulgated under the Code or ERISA which must be complied with so that the Plan and Trust Fund may continue to remain qualified and to preserve the tax exempt status of the Trust. No modification or amendment shall make it possible for Trust assets to be used for, or diverted to, purposes other than the exclusive benefit of Participants and their Beneficiaries.

If the vesting schedule of the Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee’s right to his Employer-derived accrued benefit will not be less than his percentage computed under the Plan without regard to such amendment.

An amendment (including the adoption of this Plan as a restatement of an existing plan) may not decrease a Participant’s accrued benefit, except to the extent permitted under Section 412(c)(8) of the Code, and may not reduce or eliminate Code Section 411(d)(6) protected benefits determined immediately prior to the adoption date (or, if later, the effective date) of the amendment. An amendment shall be deemed to reduce or eliminate Code Section 411(d)(6) protected benefits if the amendment has the effect of either (1) eliminating or reducing an early retirement benefit or a retirement-type subsidy (as defined in Treasury regulations), or (2) except as provided by Treasury regulations, eliminating an optional form of benefit. The Plan Administrator must disregard any amendment to the extent application of the amendment would fail to satisfy this paragraph. If the Plan Administrator disregards that amendment because the amendment would violate clause (1) or clause (2), the Plan Administrator must maintain a schedule of the early retirement option or other optional forms of benefit the Plan must continue for the affected Participants.

The Plan Sponsor may amend the Plan by adding overriding plan language where such language is necessary to satisfy Sections 415 or 416 of the Code because of the required aggregation of multiple plans under those sections.

13.02     Right to Terminate. The Plan Sponsor may, by action of its Board of Directors, terminate the Plan and the Trust.

13.03     Vesting upon Termination or Partial Termination.

(a)     If the Plan is terminated by the Plan Sponsor or its contributions to the Trust are completely discontinued, the Accounts of Participants as of the date of termination or complete discontinuance of contributions shall immediately become nonforfeitable.

(b)     In the event a partial termination occurs, the Accounts of those Participants affected shall become non-forfeitable.

(c)     For purposes of this Section 13.03, a Participant who separates from service and is paid his vested benefits prior to the date of termination or partial termination shall not become further vested, even if the Plan terminates before the Participant incurs five consecutive Breaks in Service. However, a partially vested Participant who terminates employment, who is not paid out of the Plan, and who will not suffer a Forfeiture of nonvested benefits until he incurs five consecutive Breaks in Service shall be fully vested in his Discretionary and Matching Contribution Accounts to the extent funded if the termination or partial termination occurs prior to his incurring five consecutive Breaks in Service.

13.04     Distributions upon Termination. If the Plan is terminated and a successor plan is not established, the interest of each Participant shall be distributed in a lump sum or in periodic installments, in cash or in kind or shall continue to be held in Trust at the discretion of the Plan Administrator until such time as the amount otherwise becomes distributable to the Participant upon death, retirement, disability or separation from service.

ARTICLE XIV

TOP HEAVY PROVISIONS

14.01     Top Heavy Provisions and Definitions. The following definitions and provisions shall automatically become effective for any Plan Year commencing after December 31, 1983 in which the Plan is determined to be a Top Heavy Plan as described in Section 14.03 below.

14.02     Definitions.

(a)     The term “Aggregate Account” shall mean for each Participant as of the Determination Date, the sum of:

(1)     The balance of his Account as of the most recent valuation occurring within a 12 month period ending on the Determination Date;

(2)     An adjustment for any Employer contributions due as of the Determination Date. Such adjustment shall be the amount of any Employer contributions actually made after the Valuation Date but before the Determination Date, except for the first Plan Year when such adjustments shall also reflect the amount of any Employer contributions made after the Determination Date that are allocated as of a date in that first Plan Year;

(3)     Any Plan distributions made during the one-year period ending on the Determination Date, including a distribution under a terminated plan which, if it had not been terminated, would have been required to be aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death, or disability, the foregoing sentence shall be applied by substituting “five-year period” for “one-year period”. In the case of distributions made after the Valuation Date and prior to the Determination Date, such distributions shall not be included as distributions for Top Heavy purposes to the extent that such distributions are already included in the Participant’s Aggregate Account balance as of the Valuation Date.

(4)     Any Employee contributions, whether voluntary or mandatory. However, amounts attributable to qualified tax deductible Employee contributions shall not be considered to be a part of the Participant’s Aggregate Account balance;

(5)     With respect to unrelated rollovers and plan to plan transfers (which are both initiated by the Employee and made from a plan maintained by one employer to a plan maintained by another employer), if this Plan provides for rollovers or plan to plan transfers, it shall always consider such rollover or plan to plan transfer as a distribution for the purposes of this Section. If this Plan is the plan accepting such rollovers or plan to plan transfers, it shall not consider such rollovers or plan to plan transfers accepted after December 31, 1983 as part of the Participant’s Aggregate Account balance. However, rollovers or plan to plan transfers accepted prior to January 1, 1984 shall be considered as part of the Participant’s Aggregate Account balance;

(6)     With respect to related rollovers and plan to plan transfers (ones either not initiated by the Employee or made to a Plan maintained by an Employer), if this Plan provides for the rollover or plan to plan transfer, it shall not be counted as a distribution for purposes of this Section. If this Plan is the plan accepting such rollover or plan to plan transfer, it shall consider such rollover or plan to plan transfer as part of the Participant’s Aggregate Account balance irrespective of the date on which such rollover or plan to plan transfer is accepted;

(7)     Notwithstanding the foregoing, if any Participant has not performed any Hours of Service for the Employer at any time during, for Plan Years beginning before January 1, 2002, the five-year period ending on any Determination Date, and, for Plan Years beginning on or after January 1, 2002, the one-year period ending on any Determination Date, the Account balance of such Participant shall not be taken into consideration for purposes of determining whether the Plan is Top Heavy with respect to the Plan Year to which the Determination Date applies.

(b)     The term “Aggregation Group” shall mean either a Required Aggregation Group or a Permissive Aggregation Group as determined below.

(1)     Required Aggregation Group: In determining a Required Aggregation Group hereunder, each plan of the Employer in which a Key Employee is a Participant, and each other plan of an Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Section 401(a)(4) or 410, will be required to be aggregated. Such group shall be known as a Required Aggregation Group.

In the case of a Required Aggregation Group, each plan in the group will be considered a Top Heavy Plan if the Required Aggregation Group is a Top Heavy Group. No plan in the Required Aggregation Group will be considered a Top Heavy Plan if the Required Aggregation Group is not a Top Heavy Group.

(2)     Permissive Aggregation Group: The Plan Sponsor may also include any other plan not required to be included in the Required Aggregation Group, provided the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a)(4) or 410. Such group shall be known as a Permissive Aggregation Group.

In the case of a Permissive Aggregation Group, only a plan that is part of the Required Aggregation Group shall be considered a Top Heavy Plan if the Permissive Aggregation Group is a Top Heavy Group. No plan in the Permissive Aggregation Group will be considered a Top Heavy Plan if the Permissive Aggregation Group is not a Top Heavy Group.

(3)     Only those plans of an Employer in which the Determination Dates fall within the same calendar year shall be aggregated in order to determine whether such Plans are Top Heavy Plans.

(c)     The term “Determination Date” shall mean (1) the last day of the preceding Plan Year, or (2) in the case of the first Plan Year, the last day of such Plan Year.

(d)     The term “Key Employee” shall mean an Employee (or a former or deceased Employee) who is a key employee within the meaning of Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(e)     The term “Non-Key Employee” shall mean any Employee other than a Key Employee as defined above.

(f)     The term “Present Value of Accrued Benefit” shall mean, in the case of a Defined Benefit Plan, a Participant’s present value of accrued benefits as determined under the provisions of the applicable Defined Benefit Plan.

(g)     The term “Top Heavy Group” shall mean an Aggregation Group in which, as of the Determination Date, the sum of:

(1)     the Present Value of the Accrued Benefits of Key Employees under all Defined Benefit Plans included in the group, and

(2)     the Aggregate Accounts of Key Employees under all Defined Contribution Plans included in the group, exceeds 60% of a similar sum determined for all Employees.

(h)     The term “Top Heavy Plan Year” shall mean that, for a particular Plan Year commencing after December 31, 1983, the Plan is a Top Heavy Plan.

14.03     Determination of Top Heavy Status.

(a)     This Plan shall be a Top Heavy Plan for any Plan Year in which, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees, or (2) the sum of the Aggregate Accounts of Key Employees under this Plan and any Plan of an Aggregation Group, exceeds 60% of the Present Value of Accrued Benefits or the Aggregate Accounts of all Participants under this Plan and any plan of an Aggregation Group.

If any Participant is a Non-Key Employee for any Plan Year, but such Participant was a Key Employee for any prior Plan Year, such Participant’s Present Value of Accrued Benefit and/or Aggregate Account balance shall not be taken into account for purposes of determining whether this Plan is a Top Heavy Plan (or whether any Aggregation Group which includes this Plan is a Top Heavy Plan).

(b)     This Plan shall be a super Top Heavy Plan for any Plan Year in which, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees, or (2) the sum of the Aggregate Accounts of Key Employees under this Plan and any Plan of an Aggregation Group, exceeds 90% of the Present Value of Accrued Benefits or the Aggregate Accounts of all Participants under this Plan and any plan of an Aggregation Group.

14.04     Special Provisions Required by Top Heavy Plan Status. For all Plan Years in which this Plan is a Top Heavy Plan, and to the extent necessary to maintain the qualified status of the Plan under Code Section 401(a) for all Plan Years in which the Plan is not a Top Heavy Plan, the following special provisions shall apply, notwithstanding any other provisions of this Plan to the contrary:

(a)     Minimum Allocations. Notwithstanding Section 5.01 hereof, for any Top Heavy Plan Year, the sum of the Employer contributions and Forfeitures allocated to the Accounts of each Non-Key Employee shall be equal to at least three percent of such Non-Key Employee’s compensation. However, should the sum of the Employer contributions and Forfeitures allocated to the Accounts of each Key Employee for such Top Heavy Plan Year be less than three percent of each Key Employee’s compensation, the sum of the Employer contributions and Forfeitures allocated to the Accounts of each Non-Key Employee shall be equal to the largest percentage allocated to the Account of each Key Employee. For purposes of the minimum allocation, “compensation” shall mean Compensation as defined in Section 6.01(b)(2) hereof and Deferral Contributions shall be taken into account in determining the percentage allocated the Accounts of Key Employees. However, neither Deferral Contributions nor Employer Matching Contributions may be used to satisfy the minimum allocation requirement under this Subsection (a). Notwithstanding the foregoing, qualified nonelective contributions described in Section 401(m)(4)(c) of the Code may be treated as Employer contributions for purposes of the minimum allocation requirement under this Subsection (a). Effective for Plan Years beginning on or after January 1, 2002, Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2).

For purposes of the minimum allocations set forth above, the percentage allocated to the Account of any Key Employee shall be equal to the ratio of the sum of the Employer contributions and Forfeitures allocated on behalf of such Key Employee divided by the compensation of such Key Employee.

For any Top Heavy Plan Year, the minimum allocation set forth above shall be allocated to the Accounts of all Non-Key Employees who are Participants and who are employed by the Employer on the Plan Anniversary Date, including Non-Key Employees who have (1) failed to complete a Year of Service and (2) declined to make a mandatory contribution, if any such contributions are required by the Plan.

Notwithstanding anything herein to the contrary, in any Plan Year in which a Non-Key Employee is a Participant in both this Plan and a Defined Benefit Plan maintained by the Employer, and both such Plans are Top Heavy Plans, the Employer shall not be required to provide a Non-Key Employee with both the full separate minimum Defined Benefit Plan benefit and the full separate minimum Defined Contribution Plan allocations. Instead, each Non-Key Employee covered under both Top Heavy Plans shall receive a defined benefit minimum of 3% per Year of Service (up to 30%) under the provisions of the Defined Benefit Plan.

Solely for the purpose of determining if the Plan, or any other plan included in a Required Aggregation Group of which this Plan is a part, is Top-Heavy (within the meaning of Section 416(g) of the Code), effective for Plan Years beginning after December 31, 1986, the accrued benefit of an Employee other than a Key Employee shall be determined under (1) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliated Employers, or (2) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.

(b)     Minimum Vesting. Notwithstanding the provisions of Section 8.06 hereof, if a Participant’s termination of employment occurs while the Plan is a Top-Heavy Plan, such Participant’s vested percentage in his Discretionary Contribution Account shall not be less than the percentage determined in accordance with the following schedule:

Completed Years of Service	Nonforfeitable Percentage	Forfeitable Percentage
Less than 2	0%	100%
2 but less than 3	20%	80%
3 but less than 4	40%	60%
4 but less than 5	60%	40%
5 but less than 6	80%	20%
6 or more	100%	0%

If in any subsequent Plan Year the Plan ceases to be a Top Heavy Plan, the Plan Administrator may, in his sole discretion, elect to (1) continue to apply this vesting schedule in determining the vested portion of any Participant’s Accounts, or (2) revert to the vesting schedule set forth in Section 8.06 hereof. Any such reversion shall be treated as an amendment to the Plan and the terms of Section 16.14 hereof shall apply.

ARTICLE XV

PROVISIONS RELATING TO LEASED EMPLOYEES

15.01     Safe-Harbor. Notwithstanding any other provisions of the Plan, for purposes of determining the number or identity of Highly Compensated Employees or for purposes of the pension requirements of Section 414(n)(3) of the Code, the employees of an Employer shall include individuals defined as Employees in Section 1.15 of the Plan.

15.02     Participation and Accrual. A leased employee within the meaning of Section 414(n)(2) of the Code shall become a Participant in, and accrue benefits under, the Plan based on service as a leased employee as provided in provisions of the Plan for all other Employees.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.01     Prohibition Against Diversion. There shall be no diversion of any portion of the assets of the Trust Fund other than for the exclusive benefit of Participants and their Beneficiaries.

16.02     Prudent Man Rule. For purposes of Part 4 of Title I of ERISA, the Employers, the Trustee, and the Plan Administrator shall each be Fiduciaries and shall each discharge their respective duties hereunder with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. Without limiting the generality of the above, it is specifically provided that the appointment and retention of any parties pursuant to Article XI of the Plan are “duties” of the Employers for purposes of this Section.

16.03     Responsibilities of Parties. The Plan Sponsor shall be responsible for the administration and management of the Plan except for those duties specifically allocated to the Trustee or Plan Administrator. The Trustee shall have exclusive responsibility for the management and control of the assets of the Plan, except for the investment of assets earmarked by Participants under the Trust Agreement. The Plan Administrator shall have exclusive responsibility for all matters specifically delegated to it by the Plan Sponsor.

16.04     Reports Furnished Participants. The Plan Administrator shall furnish to each Plan Participant, and to each Beneficiary receiving benefits under the Plan, within the time limits specified in the Code and ERISA, each of the following:

(a)     A Summary Plan Description and periodic revisions;

(b)     Notification of amendments to the Plan; and

(c)     A Summary Annual Report which summarizes the Annual Report filed with the Department of Labor.

16.05     Reports Available to Participants. The Plan Administrator shall make copies of the following documents available at the principal office of the Plan Sponsor for examination by any Plan Participant or Beneficiary:

(a)     Profit Sharing Plan and Trust Agreement; and

(b)     The latest annual report.

16.06     Reports upon Request. The Plan Administrator shall furnish to any Plan Participant or Beneficiary who so requests in writing, once during any twelve-month period, a statement indicating, on the basis of the latest available information:

(a)     the total benefits accrued, and

(b)     the nonforfeitable benefits, if any, which have accrued, or the earliest date on which benefits will become nonforfeitable.

The Plan Administrator shall also furnish to any Plan Participant or Beneficiary who so requests in writing, at a reasonable charge to be prescribed by regulation of the Secretary of Labor, any document referred to in Section 16.05.

16.07     Merger or Consolidation of Employer. In the event of the dissolution, merger, consolidation or reorganization of an Employer, provision may be made by which the Plan and Trust will be continued by the successor; and, in that event, such successor shall be substituted for such Employer under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of an Employer under this Plan.

16.08     Non-Alienation or Assignment. Except as may be otherwise permitted or required by law, none of the benefits under the Plan are subject to the claims of creditors of Participants or their Beneficiaries, and will not be subject to attachment, garnishment, or any other legal process whatsoever. Neither a Participant nor his Beneficiaries may assign, sell, borrow on, or otherwise encumber any of his beneficial interest in the Plan and Trust Fund, nor shall any such benefits be in any manner liable for or subject to the deeds, contracts, liabilities, engagements, or torts of any Participant or Beneficiary. If any Participant or Beneficiary shall become bankrupt or attempt to anticipate, sell, alienate, transfer, pledge, assign, encumber, or change any benefit specifically provided for herein, or if a court of competent jurisdiction enters an order purporting to subject such interest to the claim of any creditor, then such benefit shall be terminated and the Trustee shall hold or apply such benefit to or for the benefit of such Participant or Beneficiary in such manner as the Plan Administrator, in its sole discretion, may deem proper under the circumstances. Notwithstanding the foregoing, a Participant’s benefits may be offset (i.e. reduced) pursuant to a judgment, order, decree issued, or settlement agreement, if and to the extent that such offset is permissible or required under Section 401(a)(13) of the Code.

   Notwithstanding the above, the Plan Administrator and Trustee shall comply with any “domestic relations order” (as defined in Section 414(p)(1)(B) of the Code) which is a “qualified domestic relations order” satisfying the requirements of Section 414(p) of the Code. The Plan Administrator shall establish procedures for (a) notifying Participants and alternate payees who have or may have an interest in benefits which are the subject of domestic relations orders, (b) determining whether such domestic relations orders are qualified domestic relations orders under Section 414(p) of the Code, and (c) distributing benefits which are subject to qualified domestic relations orders.

16.09     Plan Continuance Voluntary. Although it is the intention of the Employer that this Plan shall be continued and its contributions made regularly, this Plan is entirely voluntary on the part of the Employer, and the continuance of the Plan and the payments thereunder are not assumed as a contractual obligation of an Employer.

16.10     Suspension of Contributions. The Employers specifically reserve the right, in their sole and uncontrolled discretion, to modify or suspend contributions to the Plan (in whole or in part) at any time or from time to time and for any period or periods, or to discontinue at any time the contributions under this Plan.

16.11     Payments to Minors and Others. In making any distribution to or for the benefit of any minor or incompetent Participant or Beneficiary, or any other Participant or Beneficiary who, in the opinion of the Plan Administrator, is incapable of properly using, expending, investing, or otherwise disposing of such distribution, then the Plan Administrator, in his sole, absolute, and uncontrolled discretion may, but need not, order the Trustee to make such distribution to a legal or natural guardian or other relative of such minor or court appointed committee of any incompetent, or to any adult with whom such person temporarily or permanently resides; and any such guardian, committee, relative, or other person shall have full authority and discretion to expend such distribution for the use and benefit of such person; and the receipt of such guardian, committee, relative, or other person shall be a complete discharge to the Trustee, without any responsibility on its part or on the part of the Plan Administrator to see to the application thereof.

16.12     Unclaimed Benefits. If any benefits payable to, or on behalf of, a Participant are not claimed within a reasonable period of time from the date of entitlement, as determined by the Plan Administrator, and following a diligent effort to locate such person, the Plan Administrator shall file a Form SSA or any successor form with the annual report for the appropriate Plan Year with respect to such Participant. If the Participant or his Beneficiary or Contingent Beneficiary does not file a claim for benefits prior to the Valuation Date of the Plan Year during which such Participant’s 70th birthday occurs such Participant shall be presumed dead and the post-death benefits, if any, under this Plan shall be paid to his Beneficiary if he is then living and can be located following a diligent search, or to the person or persons specified under Section 8.11 if the Beneficiary is not then living or cannot be located.

16.13     Merger or Consolidation of Plan. This Plan and Trust shall not be merged or consolidated with, nor shall any assets or liabilities be transferred to, any other plan, unless the benefits payable to each Participant if the Plan was terminated immediately after such action would be equal to or greater than the benefits to which such Participant would have been entitled if this Plan had been terminated immediately before such action.

16.14     Amendment of Vesting Schedule.

(a)     Election of Former Vesting Schedule. In the event the vesting schedule of this Plan is amended or the vesting schedule of any preceding plan is amended by adoption of this amendment and restatement, any Participant who has completed at least three Years of Service with the Employers and whose vested interest is at any time adversely affected by such amendment may elect to have his vested interest in Employer contributions determined without regard to such amendment by notifying the Plan Administrator, in writing, during the election period as hereinafter defined. The election period shall begin on the date such amendment is adopted and shall end no earlier than the latest of the following date:

(1)     The date which is 60 days after the date the amendment is adopted;

(2)     The date which is 60 days after the day the Plan amendment becomes effective; or

(3)     The date which is 60 days after the day the Participant is issued written notice of the amendment by the Employer or Plan Administrator.

Such election shall be available only to an individual who is a Participant at the time such election is made, and such election shall be irrevocable.

(b)     No Divestiture By Reason of Amendment. If the vesting schedule of this Plan is amended or the vesting schedule of any preceding plan is amended by adoption of this amendment and restatement, the nonforfeitable percentage of a Participant’s Accounts not attributable to Employee Contributions (determined as of the later of the date such amendment is adopted or becomes effective) shall be at least the nonforfeitable percentage computed under the Plan as of the later of such dates without regard to the amendment.

16.15     Indemnification. The Employers hereby agree to indemnify any current or former Employee or member of the Board of Directors to the full extent of any expenses, penalties, damages, or other pecuniary loss which such current or former Employee or member of the Board of Directors may suffer as a result of his responsibilities, obligations, or duties in connection with the Plan or fiduciary activities actually performed in connection with the Plan. Such indemnification shall be paid by the Employers to the current or former Employee or member of the Board of Directors to the extent that fiduciary liability insurance is not available to cover the payment of such items, but in no event shall such items be paid out of Plan assets.

Notwithstanding the foregoing, this indemnification agreement shall not relieve any current or former Employee or member of the Board of Directors serving in a fiduciary capacity of his fiduciary responsibilities and liabilities to the Plan for breaches of fiduciary obligations, nor shall this agreement violate any provision of Part 4 of Title I of ERISA as it may be interpreted from time to time by the United States Department of Labor and any court of competent jurisdiction.

16.16     Agreement Not an Employment Contract. This Plan shall not be deemed to constitute a contract between any Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of an Employer or to interfere with the right of the Employers to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon such individual as a Participant in the Plan.

16.17     Governing Law. This Plan and all rights, powers, privileges, remedies, interests and other matters arising hereunder shall be governed by, administered under and construed in accordance with (a) the applicable federal law of the United States of America, including (without limitation) the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986 , as amended, and (b) to the extent that such federal law is not dispositive and does not preempt local law, the applicable law of the State of New York other than those conflict of law rules that would defer to the substantive laws of any other jurisdiction.

16.18     Headings Not Part of Agreement. Headings of sections and subsections of the Plan are inserted for convenience of reference. They constitute no part of the Plan and are not to be considered in the construction thereof.

IN WITNESS WHEREOF, the Plan Sponsor and Separate Employers have caused this amendment and restatement to be executed this first day of January, 2012.

PLAN SPONSOR:
SPAR Group, Inc.

ATTEST:

By:		/s/ Marc Pedalino	By:		/s/ James R. Segreto
	Name:	Marc Pedalino		Name:	James R. Segreto
	Title:	Administrative Assistant		Title:	Chief Financial Officer

(CORPORATE SEAL)

OTHER EMPLOYERS:
SPAR Management Services, Inc.

ATTEST:

By:		/s/ Marc Pedalino	By:		/s/ William H. Bartels
	Name:	Marc Pedalino		Name:	William H. Bartels
	Title:	Administrative Assistant		Title:	President

(CORPORATE SEAL)

SPAR Marketing Force, Inc.

ATTEST:

By:		/s/ Marc Pedalino	By:		/s/ James R. Segreto
	Name:	Marc Pedalino		Name:	James R. Segreto
	Title:	Administrative Assistant		Title:	Chief Financial Officer

(CORPORATE SEAL)

SP/R, Inc.

ATTEST:

By:		/s/ Marc Pedalino	By:		/s/ Robert G. Brown
	Name:	Marc Pedalino		Name:	Robert G. Brown
	Title:	Administrative Assistant		Title:	President

(CORPORATE SEAL)

IN WITNESS WHEREOF, National Merchandising Services, LLC, has executed this amendment and restatement as of this first day of September, 2012, in order to join the Plan as an additional "Employer".

National Merchandising Services, LLC

ATTEST:

By:		/s/ Marc Pedalino	By:		/s/ James R. Segreto
	Name:	Marc Pedalino		Name:	James R. Segreto
	Title:	Administrative Assistant		Title:	Chief Financial Officer

(LLC)